Exhibit 2.8

ASSET PURCHASE AGREEMENT

BY AND AMONG

MARCHEX, INC.

MDNH, INC.

OPEN LIST, INC.

BRIAN HARNIMAN

THE STOCKHOLDERS OF OPEN LIST, INC.

AND WITH RESPECT TO ARTICLES VI AND XI ONLY

BRAD GERSTNER, AS STOCKHOLDER REPRESENTATIVE

DATED May 26, 2006

TABLE OF CONTENTS

ARTICLE I		1

PURCHASE AND SALE OF ASSETS		1
1.1	PURCHASE OF ASSETS	1
1.2	RETAINED ASSETS	3
1.3	ASSUMED LIABILITIES	3
1.4	RETAINED LIABILITIES	3
1.5	PURCHASE PRICE; TREATMENT OF OPTIONS; SPECIAL GRANT	4
1.6	DISTRIBUTION OF PURCHASE PRICE	5
1.7	ESCROW	5
1.8	ALLOCATION OF PURCHASE PRICE	6
1.9	CLOSING	6
1.10	EXECUTION AND DELIVERY OF DOCUMENTS OF TITLE BY THE PARTIES	6
1.11	WITHHOLDING	7
1.12	CONSENTS TO ASSIGNMENT	7

ARTICLE II		8

REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND THE EQUITYHOLDERS		8
2.1	CORPORATE ORGANIZATION	8
2.2	AUTHORIZATION	8
2.3	CONSENTS AND APPROVALS; NO VIOLATIONS	9
2.4	CAPITALIZATION	9
2.5	FINANCIAL STATEMENTS; BUSINESS INFORMATION	11
2.6	ABSENCE OF UNDISCLOSED LIABILITIES	11
2.7	ABSENCE OF CERTAIN CHANGES OR EVENTS	11
2.8	LEGAL PROCEEDINGS, ETC.	12
2.9	TAXES	13
2.10	TITLE TO PROPERTIES AND RELATED MATTERS	16
2.11	INTELLECTUAL PROPERTY; PROPRIETARY RIGHTS; EMPLOYEE RESTRICTIONS	17
2.12	CONTRACTS	21
2.13	EMPLOYEES; EMPLOYEE BENEFITS.	22
2.14	COMPLIANCE WITH APPLICABLE LAW	23
2.15	ABILITY TO CONDUCT BUSINESS	23
2.16	MAJOR PARTNERS	23
2.17	INSURANCE	24
2.18	BROKERS; PAYMENTS	24
2.19	THIRD PARTY AUDITS AND INVESTIGATIONS	24
2.20	DISCLOSURE	24

ARTICLE III		25

REPRESENTATIONS AND WARRANTIES OF THE EQUITYHOLDERS		25
3.1	AUTHORIZATION; ETC.	25
3.2	PARENT COMMON STOCK	26
3.3	TAXES	27

ARTICLE IV		27

REPRESENTATIONS AND WARRANTIES OF THE PARENT AND BUYER		27
4.1	CORPORATE ORGANIZATION	28
4.2	AUTHORIZATION	28
4.3	CONSENTS AND APPROVALS; NO VIOLATIONS	28
4.4	SEC REPORTS AND FINANCIAL STATEMENTS	29
4.5	BROKERS; PAYMENTS	29

i

4.6	COMPLIANCE WITH APPLICABLE LAW	30
4.7	VALIDITY OF SHARES	30
4.8	S-3 ELIGIBILITY; LISTING	30
4.9	DISCLOSURE	30

ARTICLE V		30

CONDUCT OF BUSINESS PRIOR TO THE CLOSING DATE		30
5.1	CONDUCT OF BUSINESS OF THE COMPANY	30
5.2	RETAINED LIABILITIES	32
5.3	OTHER NEGOTIATIONS	32

ARTICLE VI		33

ADDITIONAL AGREEMENTS		33
6.1	ACCESS TO PROPERTIES AND RECORDS	33
6.2	REASONABLE EFFORTS; ETC.	33
6.3	MATERIAL EVENTS	33
6.4	FEES AND EXPENSES	33
6.5	SUPPLEMENTS TO DISCLOSURE SCHEDULES	34
6.6	TAX MATTERS	34
6.7	POST-CLOSING ADJUSTMENT	34
6.8	RESTRICTED STOCK GRANTS	34
6.9	REPURCHASE RIGHT	35
6.10	CHANGE OF NAME; USE OF NAME	36
6.11	FINANCIAL STATEMENTS	36
6.12	APPOINTMENT OF STOCKHOLDER REPRESENTATIVE	36
6.13	CONTINUED LISTING	37
6.14	USE OF CLOSING MARKET PRICE FOR TAX REPORTING	37
6.15	EXECUTIVE EMPLOYMENT AGREEMENTS	37

ARTICLE VII		38

COVENANTS OF THE COMPANY AND CERTAIN EQUITYHOLDERS		38

ARTICLE VIII		38

CONDITIONS TO THE OBLIGATIONS OF THE PARENT AND BUYER		38
8.1	REPRESENTATIONS AND WARRANTIES TRUE	38
8.2	PERFORMANCE	39
8.3	ABSENCE OF LITIGATION	39
8.4	PURCHASE PERMITTED BY APPLICABLE LAWS; LEGAL INVESTMENT	39
8.5	PROCEEDINGS SATISFACTORY	39
8.6	CONSENTS	39
8.7	ADDITIONAL AGREEMENTS	40
8.8	MATERIAL ADVERSE EFFECT	40
8.9	APPROVAL	40
8.10	SUPPORTING DOCUMENTS	40
8.11	RELEASE OF LIENS	41
8.12	TRANSFER OF PURCHASED ASSETS	41

ARTICLE IX		41

CONDITIONS TO THE OBLIGATIONS OF THE COMPANY AND THE EQUITYHOLDERS		41
9.1	REPRESENTATIONS AND WARRANTIES TRUE	41
9.2	PERFORMANCE	41
9.3	ABSENCE OF LITIGATION	42
9.4	PROCEEDINGS SATISFACTORY	42
9.5	CONSENTS	42
9.6	ADDITIONAL AGREEMENTS	42
9.7	PURCHASE PRICE; ESCROW DEPOSIT	42

9.8	SUPPORTING DOCUMENTS	42

ARTICLE X		43

TERMINATION		43
10.1	TERMINATION	43
10.2	EFFECT OF TERMINATION	43

ARTICLE XI		44

INDEMNIFICATION; SURVIVAL OF REPRESENTATIONS AND WARRANTIES		44
11.1	INDEMNITY OBLIGATIONS	44
11.2	NOTIFICATION OF CLAIMS	44
11.3	DURATION	45
11.4	ESCROW	46
11.5	REGISTRATION RIGHTS	47
11.6	LIMITATIONS	47
11.7	NO CONTRIBUTION	47
11.8	TREATMENT OF INDEMNITY PAYMENTS	47

ARTICLE XII		47
12.1	REGISTRABLE SHARES	47
12.2	REQUIRED REGISTRATION	47
12.3	EFFECTIVENESS; SUSPENSION RIGHT	48
12.4	EXPENSES	48
12.5	INDEMNIFICATION	49
12.6	PROCEDURES FOR SALE OF SHARES UNDER REGISTRATION STATEMENT	51

ARTICLE XIII		52

MISCELLANEOUS PROVISIONS		52
13.1	AMENDMENT	52
13.2	WAIVER OF COMPLIANCE	52
13.3	NOTICES	52
13.4	BINDING EFFECT; ASSIGNMENT	53
13.5	NO THIRD PARTY BENEFICIARIES	53
13.6	PUBLIC ANNOUNCEMENTS	53
13.7	COUNTERPARTS	53
13.8	HEADINGS	54
13.9	ENTIRE AGREEMENT	54
13.10	GOVERNING LAW	54
13.11	SEVERABILITY	54
13.12	SPECIFIC PERFORMANCE	54
13.13	WAIVER OF JURY TRIAL	55

Exhibits and schedules to the Asset Purchase Agreement have been omitted. The following is a list of omitted exhibits and schedules which Parent agrees to furnish supplementally to the Commission upon request.

EXHIBITS

A	Form of Escrow Agreement
B	Form of Bill of Sale, Assignment and Assumption Agreement
C	Form of Executive Employment Agreement

SCHEDULES

1.1	Purchase of Assets
1.3	Assumed Liabilities
1.5	Purchase Price; Treatment of Options; Special Grant
8.6	Required Third Party Consents

DISCLOSURE SCHEDULES

2.1	Corporate Organization
2.3	Consents and Approvals; No Violations
2.4	Capitalization
2.5	Financial Statements; Business Information
2.6	Absence of Undisclosed Liabilities
2.7	Absence of Certain Changes or Events
2.8	Legal Proceedings, etc.
2.9	Taxes
2.10	Title to Properties and Related Matters
2.11	Intellectual Property; Proprietary Rights; Employee Restrictions
2.12	Contracts
2.13	Employees; Employee Benefits
2.14	Compliance with Applicable Law
2.16	Major Partners
2.17	Insurance
3.3	Taxes

ASSET PURCHASE AGREEMENT

ASSET PURCHASE AGREEMENT (the “Agreement”) dated as of May 26, 2006, by and among Marchex, Inc., a Delaware corporation (the “Parent”), MDNH, Inc., a Delaware corporation and a wholly-owned subsidiary of Parent (the “Buyer”), Open List, Inc., a Delaware corporation (the “Seller” or the “Company”), Brian Harniman (“Harniman”) the undersigned holders of all of the issued and outstanding capital stock of the Company (collectively, the “Stockholders”) and with respect to Articles VI and XI hereof, Brad Gerstner (in such capacity, the “Stockholder Representative”). Harniman and the Stockholders are collectively referred to herein as the “Equityholders”).

This Agreement sets forth the terms and conditions upon which the Buyer will purchase from the Company, and the Company will sell to the Buyer, all of the assets of the Company (other than the Retained Assets, as hereinafter defined) and the business and goodwill of the Company as a going concern, subject only to those liabilities of the Company which are specifically hereinafter described, for the consideration provided herein.

NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged the parties hereby agree as follows:

ARTICLE I

PURCHASE AND SALE OF ASSETS

1.1 Purchase of Assets. Upon the terms and subject to the conditions contained in this Agreement, at the Closing (as defined in Section 1.9 below), the Company shall sell, assign, transfer and convey to Buyer, and Buyer shall purchase, acquire and accept from the Company all of the Company’s assets of every kind and description that are used or useful in the Company’s Business (as defined in this Section 1.1), free and clear of any liens whatsoever (the “Purchased Assets”) (other than those assets included in the Retained Assets as defined in Section 1.2 below) and subject only to the liabilities and obligations of the Company which are defined in Section 1.3 (the “Assumed Liabilities”). The Purchased Assets include without limitation:

(a) all of the Company’s rights under all licenses, permits, authorizations, orders, registrations, certificates, approvals, consents and franchises, or any pending applications for any of the foregoing, to the extent such rights relate to the conduct of the Company’s Business, and in each case to the extent transferable or assignable;

(b) all of the interest of the Company and the Equityholders (whether held directly or indirectly through any other person or entity) in intellectual property, patents, copyrights, trade names, service marks, trademarks, domain names, websites, licenses and sublicenses granted in respect thereto and rights thereunder, used in the conduct of the

Company’s Business, remedies against infringement thereof and rights of protection of interests therein and all related goodwill;

(c) all of the rights of the Company and the Equityholders (whether held directly or indirectly through any other person or entity) to any domain names, universal resource locators (URLs), websites, webpages and booking engines to the extent used in the conduct of the Company’s Business as set forth on Schedule 1.1(c);

(d) all of the Company’s rights under those contracts, agreements, licenses, leases, commitments, undertakings, arrangements, understandings or such other documents or instruments as set forth on Schedule 1.1(d), to the extent such rights relate to the conduct of the Company’s Business (the “Purchased Contracts”);

(e) all of the Company’s claims, customer deposits, prepayments, prepaid expenses, refunds, causes of action, choses in action, rights of recovery, rights of setoff and rights of recoupment, to the extent any of the foregoing relate to the conduct of the Company’s Business after the Closing and whether or not recorded in the books and records of the Company;

(f) all of the Company’s (i) advertiser and customer lists and all other sales and marketing information, (ii) know-how, technology, drawings, engineering specifications, bills of materials, (iii) software, database and related programs used in the conduct of the Company’s Business, and (iv) other intangible assets of the Company;

(g) all tangible property, machinery, computers, printers, servers and equipment owned or leased by the Company;

(h) all records which relate to the operations and finance of the Company, including, without limitation, books, records, ledgers, files, documents, correspondence, computer discs, diagrams, construction data, blueprints, instruction manuals, maintenance manuals, reports and similar documents used or useful in connection with the Company’s Business (the “Records”);

(i) the Company’s corporate name and any trade names (current and any former, if applicable) and any and all goodwill associated therewith; and

(j) all other assets of the Company of every kind and description, tangible or intangible, to the extent used in the conduct of the Company’s Business not provided for above.

For the purposes of this Agreement, the Company’s Business shall mean the creation, development, operation and/or management of search technologies, products and services, including without limitation, the extraction, aggregation, classification, segregation and display of data, information and content in the travel, entertainment, recreation, real estate, health, personal and home services, automotive markets and any other categories the Company has operated, supported and/or developed to date or is in the process of operating, supporting and developing.

1.2 Retained Assets. The Company will retain ownership of only the following assets (collectively, the “Retained Assets”):

(a) all of the Company’s minute and stock record books;

(b) all of the Company’s trade and accounts receivable (billed and unbilled) immediately prior to Closing Date (as defined herein);

(c) the Company’s cash and cash equivalents as set forth on the Company’s Balance Sheet (as defined herein) at the time of the Closing;

(d) all of the Company’s rights under the insurance policies issued on the life of any of its officers, directors, employees or consultants; and

(e) All Company Tax refunds and credits relating to Taxes and periods described in Section 1.4(d).

1.3 Assumed Liabilities. The Assumed Liabilities shall consist only of the liabilities of the Company specifically listed on Schedule 1.3 attached hereto, including without limitation all obligations under the Purchased Contracts to the extent such obligations accrue at the time of consummation of and after the Closing (the “Assumed Liabilities”). The Buyer shall assume and agree to pay, perform and discharge the Assumed Liabilities, and will pay, perform and discharge the Assumed Liabilities as they become due.

1.4 Retained Liabilities. The liabilities and obligations which shall be retained by the Company (the “Retained Liabilities”) shall consist of all liabilities of the Company other than Assumed Liabilities, including, without limitation, the following:

(a) all liabilities of the Company relating to indebtedness for borrowed money whether or not such liabilities are reflected on the unaudited balance sheet of the Company as of March 31, 2006, included in the Financial Statements (as defined herein);

(b) all liabilities of the Company or the Equityholders resulting from, constituting or relating to a breach of any of the representations, warranties, covenants or agreements of the Company or the Equityholders under this Agreement;

(c) all of the Company’s trade and accounts payable (billed and unbilled);

(d) all liabilities of the Company for Taxes (as hereinafter defined), including without limitation, with respect to the operations or income of the Company through consummation of the Closing, all sales, use and withholding Taxes, and any gain or income from the sale of the Purchased Assets and the transactions contemplated herein;

(e) all liabilities for all environmental, ecological, health, safety, products liability (except as specifically referred to herein) or other claims pertaining to the Company’s business or the Purchased Assets which relate to time periods or events occurring on or prior to the Closing Date;

(f) all liabilities of the Company arising in connection with its operations unrelated to the Company’s Business and all liabilities (including any liability pursuant to any claim, litigation or proceeding) in connection with the operation of the Company’s Business prior to the Closing except as otherwise specifically provided herein;

(g) any liability of the Company based on its tortious or illegal conduct;

(h) any liability or obligation incurred by the Company in connection with the negotiation, execution or performance of this Agreement, including, without limitation, all legal, accounting, brokers’, finders’ and other professional fees and expenses;

(i) all liabilities incurred by the Company after the Closing Date; and

(j) all liabilities or obligations associated with the employees, consultants, contractors or agents of the Company, including but not limited to accrued vacation for all employees, consultants, contractors or agents, any liability or obligation under or with respect to any employment, consulting, independent contractor, agency or similar agreement any plan, unemployment or workers’ compensation laws, sales commissions, or any liability or obligation arising from the termination of any employee, consultant, contractor or agent by the Company or any decision by the Buyer not to offer employment or continued service to any employee, consultant, contractor or agent of the Company.

1.5 Purchase Price; Treatment of Options; Special Grant.

(a) Upon the terms and subject to the conditions contained in this Agreement, in reliance upon the representations, warranties and agreements of the Company and the Equityholders contained herein, and in consideration of the sale, assignment, transfer and delivery of the Purchased Assets and in addition to the assumption by Buyer of the Assumed Liabilities, subject to Sections 1.6 and 1.7 below, Parent will pay or issue the following to the Company (a) an amount of cash at Closing equal to Six Million Dollars ($6,000,000.00) (the “Cash Consideration”), and (b) that number of shares of Class B Common Stock, $0.01 par value per share, of the Parent (the “Parent Common Stock”) as shall be obtained by dividing $6,515,645 by the Closing Market Price (as hereinafter defined) (the “Equity Consideration”). The Company agrees that the Cash Consideration and the Equity Consideration (less the amounts distributable to Harniman under Section 1.5(b)) shall be distributed by it to the Stockholders in accordance with the percentages set forth on Schedule 1.5 hereto. A portion of the Equity Consideration in an amount equal to $1,515,645 shall be distributed by the Company to Matthew Berk (“Berk”), free of any escrow described in Sections 1.6 and 1.7 below, as provided in Schedule 1.5 and with the intent that Berk shall subject the same to vesting as provided in Section 6.8. The Stockholders acknowledge and agree that the consideration received by each Stockholder under this Agreement is of equal value and is fair and equitable, despite the fact that the proportional mix between the various types of consideration is not the same for each such person. Such Cash Consideration and Equity Consideration which shall be issuable or payable at the Closing, as the case may be, as provided herein shall in the aggregate be referred to as the “Purchase Price.” For purposes of this Agreement, the term “Closing Market Price” shall mean the average of the last quoted sale price for shares of Parent Common Stock on The Nasdaq National Market for the ten (10) trading days immediately prior to the Closing Date.

(b) Treatment of Company Options. Effective as of the Closing and consistent with the requirements of Prop. Reg. §1.409A-3(g)(5)(iv), the Company shall repurchase and cancel each outstanding, unexercised Company option granted to Harniman under the Company Option Plan (as hereinafter defined), whether vested or unvested (the “Harniman Options”). Harniman shall be entitled to receive from the Company, in exchange for the repurchase of such Harniman Options, a portion of the Cash Consideration in an amount equal to $65,594 in cash and a portion of the Equity Consideration in an amount as shall be obtained by dividing $55,494 by the Closing Market Price (collectively, the “Option Consideration”). No portion of the Option Consideration shall be used to fund the Escrow Deposit.

(c) In addition to the foregoing, immediately after the Closing, Parent agrees to issue to Harniman (together with Berk, the “Employee Equityholders”) an amount of Parent Common Stock as shall be obtained by dividing $484,355 by the Closing Market Price. Such stock issued to Harniman shall be issued by Parent under the Executive Employment Agreement referred to in Section 6.8 and shall be subject to restrictions set forth in Section 6.8. The parties agree that such amount of stock is being issued in connection with services to be performed by Harniman for Buyer post-Closing and shall not be treated as Purchase Price. The shares of Parent Common Stock subjected to vesting as contemplated by this Section 1.5 and Section 6.8 are hereinafter referred to as the “Restricted Equity Consideration”.

1.6 Distribution of Purchase Price. At the Closing the Cash Consideration shall be paid to an account maintained by Sullivan & Worcester LLP, for the benefit of the Company, less $600,000 which, while deemed paid to the Company and distributed to the Stockholders, shall be placed in escrow to satisfy the obligations pursuant to Article XI hereof (the “Cash Escrow). For purposes of administrative convenience only, the Equity Consideration (less the amounts distributable to Harniman under Section 1.5(b)) shall be distributed to the Stockholders on behalf of the Company in the proportion specified on Schedule 1.5 as soon as practicable after the Closing and in any event the stock certificates representing such Equity Consideration will be distributed within two (2) business days of the Closing, less that number of shares of Parent Common Stock issued as part of the Equity Consideration as shall be obtained by dividing $700,000 by the Closing Market Price which, while deemed paid to the Company and distributed to the Stockholders, shall be placed in escrow to satisfy the obligations pursuant to Article XI hereof (the “Stock Escrow).

1.7 Escrow. At Closing, Parent will deposit in escrow for the benefit of the Company and the Stockholders the Cash Escrow and as soon as practicable after the Closing and in any event within two (2) business days after the Closing Parent will deposit in escrow for the benefit of the Stockholders the Stock Escrow (the Stock Escrow, together with the Cash Escrow, the

“Escrow Deposit”). The Escrow Deposit shall be held by and registered in the name of U.S. Bank National Association, as nominee of the Seller, and escrow agent (the “Escrow Agent”), as security for the indemnification obligations under Article XI pursuant to the provisions of an Escrow Agreement (the “Escrow Agreement”) in substantially the form of Exhibit A attached hereto. The Buyer and Seller intend that, for Federal and State income tax purposes, the Escrow Deposit shall be treated as the property of the Seller.

1.8 Allocation of Purchase Price. Parent shall prepare an allocation of the Purchase Price (and all other capitalized costs) among the Purchased Assets in accordance with the Internal Revenue Code of 1986, as amended (the “Code”), Section 1060 and the Treasury regulations promulgated thereunder (and any similar provision of state, local or foreign law, as appropriate) for Stockholder Representative’s review and reasonable approval, not to be unreasonably witheld or delayed. Parent shall deliver such allocation to Seller and Stockholder’s Representative within ninety (90) days after the Closing Date. Parent, Buyer, Seller, and the Company and their affiliates shall report, act, and file Tax Returns (including, but not limited to Internal Revenue Service Form 8594) in all respects and for all purposes consistent with such allocation prepared by Parent. Seller shall timely and properly prepare, execute, file and deliver all such documents, forms and other information as Buyer may reasonably request to prepare such allocation. Neither Parent nor Seller shall take any position or permit their affiliates to take any position (whether in Tax audits, Tax Returns or otherwise) which is inconsistent with such allocation unless required to do so by applicable law.

1.9 Closing. Unless this Agreement shall have been terminated and the transactions herein contemplated shall have been abandoned pursuant to Article X and subject to the satisfaction or waiver of the conditions set forth in Articles VIII and IX, the closing of the transactions described herein (the “Closing”) will take place as promptly as practicable (and in any event within two (2) business days) after satisfaction or waiver of the conditions set forth in Articles VIII and IX, at the offices of Marchex, Inc., 413 Pine Street, Suite 500, Seattle, WA 98101, unless another date, time or place is agreed to in writing by the parties hereto. The date of such Closing is referred to herein as the “Closing Date” and the effective time of such Closing for accounting purposes shall be 12:01 a.m. PST on such date.

1.10 Execution and Delivery of Documents of Title by the Parties. At the Closing, the Company and the Buyer shall execute and deliver to Buyer the Bill of Sale, Assignment and Assumption Agreement, which is attached hereto as Exhibit B (the “Bill of Sale”). The Company shall also deliver and such deeds, conveyances, bills of sale, certificates of title, assignments, assurances and other instruments and documents as Buyer may reasonably request in order to effect the sale, conveyance, and transfer of the Purchased Assets from the Company to the Buyer. Such instruments and documents shall be sufficient to convey to Buyer good and merchantable title in all of the Purchased Assets, free and clear of all liens. The Company will, from time to time after the Closing Date, take such additional actions and execute and deliver such further documents as Buyer may reasonably request in order more effectively to sell, transfer and convey the Purchased Assets to Buyer and to place Buyer in position to operate and control all of the Purchased Assets. At the Closing, Buyer shall execute and deliver to the Company such other documents as the Company may reasonably request in order to evidence

Buyer’s assumption of the Assumed Liabilities. Buyer will, from time to time after the Closing Date, take such additional action and deliver such further documents as the Company may reasonably request in order effectively to assume the Assumed Liabilities.

1.11 Withholding. Parent or Buyer shall be entitled to deduct and withhold from the Purchase Price and the Restricted Equity Consideration payable or otherwise deliverable pursuant to this Agreement and the transactions contemplated herein or the Equityholders shall remit to the Buyer, such amounts as Parent or Buyer may be required to pay, deduct or withhold therefrom under the Code or under any provision of federal, state, local or foreign Tax law, including without limitation withholding taxes due, if any, with respect to the issuance and vesting of the Restricted Equity Consideration and in connection with the exercise, cancellation, termination or other disposition of Company stock options (each, a “Company Stock Option”). To the extent such amounts are so paid, deducted or withheld, such amounts shall be treated for all purposes under this Agreement as having been paid to the person to whom such amounts would otherwise have been paid.

1.12 Consents to Assignment. Notwithstanding anything to the contrary in this Agreement, this Agreement shall not constitute an agreement to assign or transfer any contract, lease, authorization, license or permit, or any claim, right or benefit arising thereunder or resulting therefrom, if an attempted assignment or transfer thereof, without the consent of a third party thereto (other than an Affiliate of the Seller) or of the issuing federal state, local or foreign, governmental or quasi-governmental entity or municipality or subdivision thereof or any or agency, authority, department, commission, board, bureau, agency, court, tribunal or instrumentality, or any applicable self-regulatory organization (individually, a “Governmental Entity” and collectively, the “Governmental Entities”), as the case may be, would constitute a breach thereof. If Deferred Consent is not obtained, or if an attempted assignment or transfer thereof would be ineffective or would affect the rights thereunder so that the Buyer would not receive all such rights, then, in each such case, (a) the contract, lease, authorization, license or permit to which Deferred Consent relates (a “Deferred Item”) shall be withheld from sale pursuant to this Agreement without any reduction in the Purchase Price, (b) from and after the Closing, the Seller and the Buyer will cooperate, in all reasonable respects, to obtain such Deferred Consent as soon as practicable after the Closing, provided that the Seller shall not be required to make any payments or agree to any material undertakings in connection therewith, and (c) until such Deferred Consent is obtained, the Seller and the Buyer will cooperate, in all reasonable respects, to provide to the Buyer the benefits under the Deferred Item to which such Deferred Consent relates (with the Buyer entitled to all the benefits and responsible for all the Taxes thereunder). In particular, in the event that any such Deferred Consent is not obtained prior to the Closing, then the Buyer and the Seller shall enter into such arrangements (including subleasing or subcontracting if permitted) to provide to the parties the economic and operational equivalent of obtaining such Deferred Consent and assigning or transferring such contract, lease, authorization, license or permit, including enforcement for the benefit of the Buyer of all claims or rights arising thereunder, and the performance by the Buyer of the obligations thereunder on a prompt and punctual basis. “Deferred Consent” shall mean an agreement to assign or transfer any contract, lease, authorization, license or permit, or any claim, right or benefit arising thereunder or resulting therefrom, if an attempted assignment or transfer thereof, without the consent of a third party thereto or of the issuing Governmental Entity, as the case may be, would constitute a breach thereof. Nothing in this Section 1.12 shall require the Buyer to waive any closing condition, including, without limitation, Section 8.6 below. In no event shall Deferred Consents be deemed to include any consent required under the contracts listed in Schedule 2.3.

ARTICLE II

REPRESENTATIONS AND WARRANTIES

OF THE COMPANY AND THE EQUITYHOLDERS

The Company and the Equityholders jointly and severally represent and warrant to the Parent and Buyer as set forth below, subject to the exceptions set forth in the disclosure schedules hereto (the “Company Disclosure Schedules”), the section numbers and letters of which correspond to the section and subsection numbers and letters of this Agreement.

2.1 Corporate Organization.

The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. The Company has all requisite corporate power and authority to own, operate and lease the properties and assets it now owns, operates and leases and to carry on its Business as presently conducted. The Company is duly qualified to transact business as a foreign corporation and is in good standing in the jurisdictions set forth in Schedule 2.1(a) hereto, which are the only jurisdictions where such qualification is required by reason of the nature of the properties and assets currently owned, operated or leased by it or the Business currently conducted by it, except for such jurisdictions where the failure to be so qualified would not have a Company Material Adverse Effect (as defined below). The Company has previously delivered to the Parent complete and correct copies of the Certificate of Incorporation of the Company (certified by the secretary of state for the State of Delaware as of a recent date) and the By-Laws of the Company (certified by the Secretary of the Company as of a recent date). Neither the Company’s Certificate of Incorporation nor its By-Laws have been amended since the date of certification thereof, nor has any action been taken for the purpose of effecting any amendment of such instrument. The term “Company Material Adverse Effect” means, for purposes of this Agreement, any change, event or effect that is, or that is reasonably likely to be, materially adverse to the business, operations, assets, liabilities, financial condition or results of operations of the Company, taken as a whole.

2.2 Authorization. The Company has full corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The Equityholders have the legal capacity to enter into this Agreement and to carry out the transactions contemplated hereby. The execution, delivery and performance of this Agreement by the Company and the Equityholders have been duly and validly authorized and approved by all necessary corporate actions. This Agreement constitutes the legal and binding obligation of the Company and the Equityholders, enforceable against each of them in accordance with its terms, except to the extent that enforceability may be limited by applicable bankruptcy, reorganization, insolvency, moratorium or other laws affecting the enforcement of creditors’ rights generally and by general principles of equity, regardless of whether such enforceability is considered in a proceeding in law or in equity.

2.3 Consents and Approvals; No Violations. Except as set forth on Schedule 2.3, the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, including specifically the transfer of the Purchased Assets to Buyer by the Company, will not: (i) violate or conflict with the provisions of any applicable federal, state, local or foreign laws, (ii) violate or conflict with any provision of the Certificate of Incorporation or By-Laws of the Company, (iii) breach, violate or constitute an event of default (or an event which with the lapse of time or the giving of notice or both would constitute an event of default) under, give rise to any right of termination, cancellation, modification or acceleration under, or require any consent or the giving of any notice under, any note, bond, indenture, mortgage, security agreement, lease, license, franchise, permit, agreement or other instrument or obligation to which the Company is a party, or by which the Company or any of its properties or assets may be bound, or result in the creation of any lien, claim or encumbrance or other right of any third party of any kind whatsoever upon the properties or assets of the Company pursuant to the terms of any such instrument or obligation, (iv) violate or conflict with any law, statute, ordinance, code, rule, regulation, judgment, order, writ, injunction, decree or other instrument of any federal, state, local or foreign court or governmental or regulatory body, agency, association, organization or authority applicable to the Company or by which its properties or assets may be bound, except for such violations and conflicts which would not have a Company Material Adverse Effect, or (v) require, on the part of the Company, any filing or registration with, or permit, license, exemption, consent, authorization or approval of, or the giving of any notice to, any governmental or regulatory body, agency or authority, other than any filing, registration, permit, license, exemption, consent, authorization, approval or notice which if not obtained would not have a Company Material Adverse Effect.

2.4 Capitalization.

(a) The authorized capital stock of the Company consists of 3,200, shares of Common Stock, $0.01 par value per share (the “Stock”) of which 2,661 shares of Stock are issued and outstanding. The beneficial and record ownership of all of the outstanding shares of Stock is set forth on Schedule 2.4(a) attached hereto. All outstanding shares of Stock (i) are duly authorized, validly issued, fully paid and nonassessable; (ii) were not issued in violation of any pre-emptive rights or federal or state securities laws; and (iii) are not subject to preemptive rights created by statute, the Certificate of Incorporation or By-Laws of the Company or any agreement or document to which the Company is a party or by which it is bound.

As of the date of this Agreement, 263 shares of Company Stock were reserved for issuance upon the exercise of options to purchase Company Stock granted pursuant to the Company’s 2005 Stock Option and Incentive Plan (the “Company Option Plan”) under which options are outstanding for an aggregate of 263 shares and under which no shares are available for grant. All shares of Company Stock subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, would be duly authorized, validly issued, fully paid and nonassessable.

Except as set forth above, as of the date of this Agreement no shares of Stock, other equity securities, partnership interests or similar ownership interests or other voting securities of the Company or any securities exchangeable or convertible into or exercisable for such capital stock, other equity securities, partnership interests or similar ownership interests or other voting securities of the Company, were issued, reserved for issuance or outstanding. There are no outstanding stock appreciation rights with respect to the Stock. There are no bonds, debentures, notes or other indebtedness of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which stockholders of the Company may vote. Except as set forth above, there are no securities, partnership interests or similar ownership interests, options, warrants, calls, rights (including pre-emptive rights) or commitments, understandings, arrangements, agreements or contracts (either written or oral) of any kind to which the Company is a party, or by which the Company is bound, obligating the Company to issue, deliver or sell, or cause to be issued, delivered or sold, any Stock or other securities of the Company or obligating the Company to issue, grant, extend, accelerate the vesting of or enter into any such security, partnership interest or similar ownership interest, option, warrant, call, right, commitment, understanding, arrangement, agreement or contract (either written or oral).

The Company has never repurchased, redeemed or otherwise acquired or caused the repurchase, redemption or acquisition of any shares of Stock or other securities of the Company, and there are no amounts owed or which may be owed to any person by the Company as a result of any repurchase, redemption or acquisition of any shares of Stock or other securities of the Company. There is no claim or basis for such a claim to any portion of the Purchase Price except as provided in Section 1.5 hereto by any current or former stockholder, option holder or warrant holder of the Company, or any other person.

There are no registration rights and there are no voting trusts, proxies or agreements or understandings with respect to any equity security of any class of securities of the Company.

All outstanding options to purchase Company Stock were issued pursuant to the Company Option Plan. Schedule 2.4 hereto sets forth a true and complete list of the holders of outstanding Company Stock Options and lists for each outstanding Company Stock Option, as of the date of this Agreement, (i) the number of shares of Company Stock subject to such outstanding Company Stock Option, (ii) the exercise price of such option, (iii) the number of shares as to which such option will have vested, (iv) the vesting schedule for such option and whether the exercisability of such option will be accelerated in any way by the transactions contemplated by this Agreement or for any other reason, and (v) indicates the extent of acceleration, if any.

(b) Since its date of formation, the Company has not owned, directly or indirectly, any equity securities, or options, warrants or other rights to acquire equity securities, or securities convertible into or exchangeable for equity securities, of any other corporation, or any partnership interest in any general or limited partnership or unincorporated joint venture.

2.5 Financial Statements; Business Information. (a) Attached hereto as Schedule 2.5(a) are (i) the unaudited balance sheets of the Company as of December 31, 2004 and December 31, 2005 and the statements of operations for the fiscal periods then ended, and (ii) the unaudited balance sheet of the Company as of March 31, 2006 (the “Balance Sheet”) and the statements of operations of the Company for the three (3) months then ended (hereinafter collectively referred to as the “Financial Statements”). The Financial Statements (i) have been prepared on a tax basis from the books and records of the Company, and (ii) have been prepared consistently during the periods covered thereby.

(b) Schedule 2.5(b) attached hereto sets forth certain statistics regarding the Company’s Business including, but not limited to, information related to the Company’s products, services and websites such as (i) number of domains registered as of the date hereof, (ii) number of unique users (defined by their IP address and user agent string visiting a particular domain in a calendar day) visiting the Company’s websites resulting from domain type in traffic, search queries and other methods for the months of January, February, March and April of 2006, and (iii) number of accepted or valid click-throughs for the months of January, February, March and April of 2006 (the “Data”) which are true and correct in all material respects as of the dates stated in the schedule. Without limiting the materiality of any other representations, warranties and covenants of the Company and the Equityholders contained herein, the Company and the Equityholders specifically acknowledge that the accuracy in all material respects of such Data is material to the Parent’s decision to enter into the transactions contemplated by this Agreement and to pay the Purchase Price.

(c) To the best of its knowledge, the Company has not directly or indirectly installed, imbedded or derived any traffic from any Spyware or Malware Software sources. For the purposes hereof, “Malware Software” is any program or file that is harmful to a computer user, including without limitation, computer viruses, worms, and Trojan horses, and “Spyware” is programming that gathers information about a computer user without permission.

2.6 Absence of Undisclosed Liabilities. Except (i) as set forth or reserved against in the Balance Sheet and (ii) for obligations and liabilities incurred since March 31, 2006 in the ordinary course of business, which do not individually or in the aggregate exceed $10,000, the Company does not, except as set forth on Schedule 2.6, have any liabilities or obligations of any nature, whether accrued, absolute, contingent or otherwise. Schedule 2.6 sets forth a true and correct aged list of all accounts payable of the Company as of March 31, 2006. Except as set forth on Schedule 2.6, no part of the Assumed Liabilities or the Purchased Assets consists of or involves, directly or indirectly, any loan or other obligation outstanding from, or contract in effect with any stockholder or for which any stockholder is or may be liable under guaranty or otherwise, or any loan, obligation or contract with any of the stockholders, officers or directors of the Company or any affiliate of any of them.

2.7 Absence of Certain Changes or Events. Except as set forth on Schedule 2.7 hereto, since March 31, 2006, the Company has carried on its Business in all material respects in the ordinary course and consistent with past practice. Except as set forth on Schedule 2.7 or as set forth or reserved against in the Balance Sheet, since March 31, 2006, the Company has not: (i) incurred any material obligation or liability (whether absolute, accrued, contingent or otherwise) except in the ordinary course of Business and consistent with past practice; (ii) experienced any Company Material Adverse Effect; (iii) made any change in accounting principle or practice or in its method of applying any such principle or practice, (iv) suffered any material damage, destruction or loss, whether or not covered by insurance, affecting its properties, assets or Business; (v) mortgaged, pledged or subjected to any lien, charge or other encumbrance, or granted to third parties any rights in, any of its properties or assets, tangible or intangible; (vi) sold or transferred any of its assets, except in the ordinary course of business and consistent with past practice, or canceled or compromised any debts or waived any claims or rights of a material nature; (vii) issued any additional Company securities, other equity securities, partnership interests or similar equity interests, or any rights, options or warrants to purchase, or securities convertible into or exchangeable for, Company securities; (viii) declared or paid any dividends on or made any distributions (however characterized) in respect of Company securities; (ix) repurchased or redeemed any Company securities; (x) terminated, amended or waived with respect to any material contract, any material right, except in the ordinary course of business and consistent with past practice; (xi) granted any general or specific increase in the compensation payable or to become payable to any of its Employees (as that term is hereinafter defined) or any bonus or service award or other like benefit, or instituted, increased, augmented or improved any Benefit Plan (as that term is hereinafter defined); or (xii) entered into any agreement to do any of the foregoing.

2.8 Legal Proceedings, etc. Except as set forth on Schedule 2.8, there are no suits, actions, claims, proceedings (including, without limitation, arbitral or administrative proceedings) or investigations pending or, to the knowledge of the Company or the Equityholders, threatened against the Company or its properties, assets or Business or, to the knowledge of the Company or the Equityholders, pending or threatened against any of the officers, directors, partners, managers, employees, agents or consultants of the Company in connection with the Business of the Company. There are no such suits, actions, claims, proceedings or investigations pending against the Company or, to the knowledge of the Company or the Equityholders, threatened against the Company challenging the validity or propriety of the transactions contemplated by this Agreement. There is no judgment, order, injunction, decree or award (whether issued by a court, an arbitrator or an administrative agency) to which the Company is a party, or involving the properties, assets or Business of the Company, which is unsatisfied or which requires continuing compliance therewith by the Company. Schedule 2.8 hereto sets forth all settlements, judgments, orders, injunctions, decrees and awards entered into or imposed which the Company is a party to or by which the Company is bound, and the Company is and has been at all times in material compliance with the terms of such settlements, judgments, orders, injunctions, decrees and awards. Schedule 2.8 hereto sets forth all suits, actions, claims, proceedings or investigations regarding any equity security of the Company which the Company or the Equityholders has ever been involved in or received notice of.

2.9 Taxes.

(a) The Company has properly and timely filed all Tax Returns (as hereinafter defined) and other filings in respect of Taxes (as hereinafter defined) required to be filed by it on or prior to the date hereof, and has in a timely manner paid all Taxes which are (or will be) due for all periods ending on or before the date hereof, whether or not shown on such Tax Returns, except to the extent the Company has established adequate reserves in accordance with GAAP (excluding accruals and reserves for deferred Taxes established to reflect timing differences between book and Tax income) on the Balance Sheet for such Taxes and disclosed the dollar amount and the components of such reserves on Schedule 2.9(a) hereof. The Company will establish, in the ordinary course of business and consistent with its past practices, any reserves (other than reserves for deferred Taxes established to reflect timing differences between book and Tax income) necessary for the payment of all Taxes of the Company for the period from date of the Balance Sheet through the Closing Date, and the Company will disclose the dollar amount of such reserves to Parent on or prior to the Closing Date. Since the date of the Balance Sheet, the Company has not incurred any liability for Taxes arising from extraordinary gains or losses, as that term is used in GAAP, outside the ordinary course of business consistent with past custom and practice. All such Tax Returns have been accurately and completely prepared in all material respects in compliance with all laws, rules and regulations. For the purposes of this Agreement, generally accepted accounting principles shall mean generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board and rules promulgated by the United States Securities and Exchange Commission (the “SEC”) and its related interpretations or in such other statements by such other entity as may be approved by a significant segment of the accounting profession, which are applicable to the circumstances as of the date of determination (“GAAP”).

(b) There are no actions, claims or proceedings currently pending or, to the knowledge of the Company or the Equityholders, threatened against the Company by any governmental authority for the assessment or collection of Taxes, no claim for the assessment or collection of Taxes has been asserted against the Company and there are no matters under discussion by the Company with any governmental authority regarding claims for the assessment or collection of Taxes. Any Taxes that have been claimed or imposed as a result of any examinations of any Tax Return of the Company by any governmental authority have been paid or are being contested in good faith and have been disclosed in writing to the Parent. There are no agreements or applications by the Company for an extension of time for the assessment or payment of any Taxes nor any waiver of the statute of limitations in respect of Taxes that remains outstanding. There are no Tax liens on any of the assets of the Company, except for liens for Taxes not yet due or payable.

(c) For the purposes of the Agreement, “Tax” or “Taxes” means all federal, state and local, territorial and foreign taxes, levies, deficiencies or other assessments and other charges of whatever nature (including income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, franchise, profits, withholding, backup withholding, social security, unemployment, disability, real property, personal property, sales, use, transfer, real property gains, registration, value added, alternative or add-on minimum, and estimated taxes and workers’ compensation premiums and other governmental charges, and other obligations of the same nature as or of a nature similar to any of the foregoing) imposed by any taxing authority, as well as any obligation to contribute to the payment of Taxes determined on a consolidated, combined or unitary basis with respect to the Company or any affiliate, and including any transferee liability in respect of any tax (whether imposed by law, contractual agreement or otherwise) and any liability in respect of any tax as a result of being a member of any affiliated, consolidated, combined unitary or similar group including any liability pursuant to Treasury Regulation Section 1.1502-6, including any interest, penalty (civil or criminal), or addition thereto, whether disputed or not, as well as any expenses incurred in connection with the determination, settlement or litigation of any such liability.

For purposes of this Agreement, the term “Tax Return” means any federal, state, local and foreign return, declaration, report, claim for refund, amended return, declarations of estimated Tax or information return or statement relating to Taxes, including any schedule or attachment thereto, filed or maintained, or required to be filed or maintained in connection with the calculation, determination, assessment or collection of any Tax, and including any amendment thereof, as well as, where permitted or required, combined or consolidated returns for any group of entities that include the Company or any affiliate; and reports with respect to backup withholding and other payments to third parties.

(d) The Company is not and has not been a party to or bound by any tax indemnity agreement, tax sharing agreement, tax allocation agreement or similar agreement or arrangement and the Company does not have any liability for Taxes of any person (other than the Company) and any liability in respect of any tax as a result of being a member of any affiliated, consolidated, combined unitary or similar group under Treasury Regulation 1.1502-6 (or any similar provision of state, local or foreign law) or as a transferee, successor or guarantor or by contract, indemnification or otherwise.

(e) The Company has withheld and paid all amounts from its respective employees, agents and other persons required to be withheld under the tax, social security, unemployment and other withholding provisions of all federal, state, local and foreign laws, and has complied with all information reporting and back-up withholding requirements, including maintenance of required records with respect thereto, in connection with amounts paid or owing to any employee, creditor, independent contractor, or other third party and all Forms W-2 and 1099 required with respect thereto have been properly completed and timely filed.

(f) No amount will be required to be withheld under Section 1445 of the Code in connection with any of the transactions contemplated by this Agreement.

(g) The Company has not received any written ruling of a taxing authority relating to Taxes or entered in any written and legally binding agreement with a taxing authority relating to Taxes, including any closing agreements under Section 7121 of the Code.

(h) No claim has ever been made in writing to the Company by any authority in a jurisdiction where the Company does not file Tax Returns that it is or may be subject to taxation by that jurisdiction, and the Company neither does business in nor derives income from within or allocable to any state, local, territorial or foreign taxing jurisdiction other than those for which all Tax Returns have been furnished to the Buyer.

(i) The Company does not engage in a non-United States trade of business and does not have a permanent establishment outside the United States.

(j) The Company has not waived any statute of limitations with respect to Taxes or agreed to any extension of time with respect to any Tax assessment or deficiency, or the collection of any Tax, which remains outstanding; and the Company has delivered or made available to the Parent for inspection true and complete copies of (i) all private letter rulings, revenue agent reports, information document requests, audit reports, notices of proposed deficiencies, deficiency notices, protests, petitions, closing agreements, settlement agreements, pending ruling requests and any similar documents submitted by, received by or agreed to by or on behalf of the Company relating to Taxes for all taxable periods for which the applicable statute of limitations has not yet expired, and (ii) all federal, state, local and foreign income or franchise Tax Returns for the Company for all periods for which the statute of limitations has not run.

(k) The Company has not made any payments, is not obligated to make any payment, and is not a party to any agreement, contract, arrangement or plan that under any circumstances could obligate it to make any payment that will not be deductible under Section 280G of the Code, or that would be subject to an excise Tax under Section 4999 of the Code.

(l) No foreign subsidiary of the Company owned directly or indirectly is, or at any time has been, a passive foreign investment company within the meaning of Sections 1291 through 1297 of the Code, neither the Company nor any of its subsidiaries is a stockholder, directly or indirectly, in a passive foreign investment company, no foreign subsidiary of the Company is a foreign personal holding company within the meaning of Section 552 of the Code, and no foreign subsidiary of the Company that is not a United States person (x) is, or at any time has been, engaged in the conduct of a trade or business within the United States or treated as or considered to be so engaged or (y) has, or at any time has had, an investment in “United States property” within the meaning of Section 956(c) of the Code; neither the Company nor any of its subsidiaries is, or at any time has been, subject to (A) the dual consolidated loss provisions of the Section 1503(d) of the Code, (B) the overall foreign loss provisions of Section 904(f) of the Code or (iii) the re-characterization provisions of Section 952(c)(2) of the Code.

(m) The Company has not participated in or cooperated with an international boycott within the meaning of Section 999 of the Code. The Company has proper receipts (which will be delivered to Buyer at the Closing), within the meaning of Treasury Regulation Section 1.905-2 for any foreign Tax that has been or in the future may be claimed as a foreign tax credit for United States federal income tax purposes.

(n) Schedule 2.9(n) attached hereto sets forth each jurisdiction in which the Company files, or is required to file or has been required to file a Tax Return or is or has been liable for Taxes on a “nexus” basis.

(o) The Assumed Liabilities do not include any obligations to employees with respect to deferred compensation arrangements which might be subject to excise tax under Section 409A of the Code.

(p) At all times since its formation, the Company (and any predecessor of the Company) has been a validly electing S corporation within the meanings of Sections 1361 and 1362 of the Code for United States federal income tax purposes, as well as for any state or local income tax purposes, and the Company will be treated as an S corporation up to and including the day of the Closing Date.

(q) The Company would not be liable for any Tax under Section 1374 if its assets were sold at their fair market value at the Closing Date, and the Company has not in the past ten (10) years (i) acquired assets from another corporation in a transaction in which the Company’s Tax basis for the acquired assets was determined, in whole or in part, by reference to the Tax basis of the acquired assets (or any other property) in the hands of the transferor, or (ii) acquired the stock of any corporation which is a “qualified subchapter S subsidiary”.

2.10 Title to Properties and Related Matters. (a) The Company has good and marketable title to, or a valid leasehold interest in, all of the Purchased Assets, free and clear of any claims, liens, pledges, security interests or encumbrances of any kind whatsoever (other than (i) purchase money security interests and common law vendor’s liens, in each case for goods purchased on open account in the ordinary course of business and having a fair market value of less than $10,000 in each individual case and (ii) liens for Taxes not yet due and payable) and the sale and purchase of the Purchased Assets to Buyer pursuant hereto shall vest in Buyer good and marketable title to, or a valid leasehold interest in, all of the Purchased Assets, free and clear of any claims, liens, pledges, security interests or encumbrances of any kind whatsoever subject to the above exceptions. The Purchased Assets are sufficient for the conduct of the Company’s Business as presently conducted and with the exception of the Retained Assets, the Purchased Assets constitute all of the assets used by the Company and its affiliates in the Company’s Business. All Purchased Assets conform to all applicable laws, statutes, ordinances, rules and regulations.

(b) The Company does not own any real property or any interest in real property.

(c) Schedule 2.10(c) hereto sets forth a list, which is correct and complete in all material respects, of all equipment, machinery, instruments, vehicles, furniture, fixtures and other items of personal property currently owned or leased by the Company with a book value as of December 31, 2005, in each case of $10,000 or more. Except as set forth on Schedule 2.10(c) hereto, all such personal property is in suitable operating condition (ordinary and reasonable wear and tear excepted) and is physically located in or about one of the places of business of the Company and is owned by the Company or is leased by the Company under one of the leases set forth in Schedule 2.10(d) hereto. None of such personal property is subject to any agreement or commitment for its use by any person other than the Company. The maintenance and operation of such personal property has been in conformance with all applicable material laws and regulations. There are no assets leased by the Company or used in the operation of the Company that are owned, directly or indirectly, by any Related Person. For the purposes hereof, Related Person shall mean any of the following (i) the Equityholders; (ii) the spouses and children of any of the Equityholders (collectively, “Near Relatives”); (iii) any trust for the benefit of any of the Equityholders or any of their respective Near Relatives; or (iv) any corporation, partnership, joint venture or other entity or enterprise owned or controlled by the Equityholders or by any of their respective Near Relatives.

(d) Schedule 2.10(d) sets forth a complete and correct list of all real property and personal property leases to which the Company is a party. The Company has previously delivered to the Parent complete and correct copies of each lease (and any amendments or supplements thereto) listed in Schedule 2.10(d) hereto. Except as set forth on Schedule 2.10(d) hereto, (i) each such lease is valid and binding, and in full force and effect; except to the extent that applicable bankruptcy, reorganization, insolvency, moratorium or other laws affecting the enforcement of creditors’ rights may affect such validity or enforceability, (ii) neither the Company nor (to the knowledge of the Company or the Equityholders) any other party is in default under any such lease, and no event has occurred which constitutes, or with the lapse of time or the giving of notice or both would constitute, a default by the Company or (to the knowledge of the Company or the Equityholders) a default by any other party under such lease; (iii) to the knowledge of the Company or the Equityholders, there are no disputes or disagreements between the Company and any other party with respect to any such lease; and (iv) except as set forth on Schedule 2.10(d), there is no requirement under any such lease that the Company either obtain the lessor’s consent to, or notify the lessor of, the consummation of the transactions contemplated by this Agreement.

2.11 Intellectual Property; Proprietary Rights; Employee Restrictions. For the purposes of this Agreement, the following terms have the following definitions:

“Intellectual Property” shall mean any or all of the following and all rights in, arising out of, or associated therewith: (i) all United States, international and foreign patents and applications therefor and all reissues, divisions, renewals, extensions, provisionals, continuations and continuations-in-part thereof; (ii) all inventions (whether patentable or not), invention disclosures, improvements, trade secrets, proprietary information, know how, technology, technical data and customer lists, computer programs and other computer software, user interfaces, processes and formulae, source code, object code, algorithms, architecture, structure, display screens, layouts, development tools, instructions, templates and marketing materials, designs and all documentation relating to any of the foregoing; (iii) all copyrights, copyrights registrations and applications therefor, and all other rights corresponding thereto throughout the world; (iv) all industrial designs and any registrations and applications therefor throughout the world; (v) all trade names, logos, common law trademarks and service marks, trademark and service mark registrations, intent-to-use applications and other registrations and applications therefor throughout the world; (vi) all databases and data collections and all rights therein throughout the world; (vii) all domain names; (viii) all moral and economic rights of authors and inventors, however denominated, throughout the world, and (ix) any similar or equivalent rights to any of the foregoing anywhere in the world.

“Company Intellectual Property” shall mean any Intellectual Property that is owned by, or exclusively licensed to, the Company.

(a) Set forth on Schedule 2.11(a) hereto is a list of all Company Intellectual Property or other Intellectual Property required to operate the Company’s Business as currently conducted (other than generally available software such as Microsoft Word and the like). True and correct copies of all licenses, assignments and releases relating to such Intellectual Property have been provided to Parent prior to the date hereof, all of which are valid and binding agreements of the parties thereto, enforceable in accordance with their terms. Except as set forth on Schedule 2.11(a), the Company owns and has good and exclusive right, title and interest to, or (x) has exclusive license to, each item of Company Intellectual Property and (y) has non-exclusive license to other Intellectual Property required to operate the Company’s Business as currently conducted, free and clear of any lien or encumbrance; and all such Intellectual Property rights are in full force and effect. Except as set forth on Schedule 2.11(a), the Company is the exclusive owner of all trademarks and trade names used in connection with the operation of the Company’s Business as currently conducted, including the sale of any products or the provision of any services by Company. Except as set forth on Schedule 2.11(a), the Company owns exclusively, and has good title to, all copyrighted works that are Company products or which Company otherwise expressly purports to own. No university, government agency (whether federal or state) or other organization has sponsored research and development conducted by the Company or has any claim of right to or ownership of or other encumbrance upon the Intellectual Property rights of the Company.

(b) Except as set forth on Schedule 2.11(b), no Company Intellectual Property or product or service of the Company is subject to any proceeding or outstanding decree, order, judgment, contract, license, agreement, or stipulation restricting in any manner the use, transfer, or licensing thereof by Company or which may affect the validity, use or enforceability of such Company Intellectual Property.

(c) All patents, patent applications, trademarks, service marks, copyrights, mask work rights and domain names of the Company have been duly registered and/or filed with or issued by each appropriate governmental entity in the jurisdictions indicated on Schedule 2.11(c) hereto, all necessary affidavits of continuing use have been filed, and all necessary maintenance fees have been paid to continue all such rights in effect.

(d) To the extent that any Intellectual Property (including without limitation software, hardware, copyrightable works and the like) has been developed, created, modified or improved by a third party for the Company, except as set forth on Schedule 2.11(d), the Company has a written agreement with such third party that assigns to the Company exclusive ownership of such Intellectual Property, each of which is a valid and binding agreement of the parties thereto, enforceable in accordance with its terms. Except as set forth on Schedule 2.11(d), the Company has the right to use all trade secrets, data, customer lists, log files, hardware designs, programming processes, software and other information required for or incident to its products or Business (including, without limitation, the operation of their respective Web sites) as presently conducted and has received no notice that any of such information that is provided to the Company by third parties will not continue to be provided to the Company on the same terms and conditions as currently exist.

(e) Except as set forth on Schedule 2.11(e), the Company has not transferred ownership of, or granted any exclusive license with respect to, any Intellectual Property that is or was Company Intellectual Property to any third party.

(f) Except as set forth on Schedule 2.11(f), the operation of the Business of Company as such Business currently is conducted, including Company’s design, development, manufacture, marketing and sale of the products or services of the Company has not and does not, and with respect to products currently under development to the Company’s knowledge will not, infringe or misappropriate the Intellectual Property of any third party or, to its knowledge, constitute unfair competition or trade practices under the laws of any jurisdiction.

(g) Except as set forth on Schedule 2.11(g), the Company has not received any notice or other claim from any third party that the operation of the Business of the Company or any act, product or service of the Company infringes, may infringe or misappropriates the Intellectual Property of any third party or constitutes unfair competition or trade practices under the laws of any jurisdiction.

(h) To the knowledge of the Company or the Equityholders, no person has infringed or is infringing or misappropriating any Company Intellectual Property or other Intellectual Property rights in any of its products, technology or services, or has or is violating the confidentiality of any of its proprietary information.

(i) The Company has taken reasonable steps to protect the Company’s rights in the Company’s proprietary and/or confidential information and trade secrets or any trade secrets or confidential information of third parties provided to the Company, and, without limiting the foregoing, the Company has enforced a policy requiring each employee and contractor to execute a proprietary information/confidentiality agreement substantially in the form provided to Parent, and all current and former employees and contractors of Company have executed such an agreement. To the knowledge of the Company and the Equityholders, all trade secrets and other confidential information of the Company are not part of the public domain nor, have they been misappropriated by any person having an obligation to maintain such trade secrets or other confidential information in confidence for the Company. To the knowledge of the Company and the Equityholders, no employee or consultant of the Company has used any trade secrets or other confidential information of any other person in the course of their work for the Company nor is the Company making unlawful use of any confidential information or trade secrets of any past or present employees of the Company.

Except as set forth on Schedule 2.11(i), all Intellectual Property rights purported to be owned by the Company which were developed, worked on or otherwise held by any employee, officer or consultant are owned free and clear by the Company by operation of law or have been validly assigned to the Company and such assignments have been provided to Parent and are valid binding agreements of the parties thereto, enforceable in accordance with their terms. All of the rights of the Company and the Equityholders, as the case may be, in any of the Company Intellectual Property which is used or is useful in the Company’s Business, have been validly assigned, transferred and/or conveyed to the Buyer as part of the Purchased Assets hereunder and neither the Company and the Equityholders, as the case may be, has retained any rights with respect thereto. Except as set forth on Schedule 2.11(i), neither the Company, the Equityholders, nor, to the knowledge of the Company and the Equityholders, any of the employees of the Company, have any agreements or arrangements with current or former employers relating to (i) confidential information or trade secrets of such employers, or (ii) the assignment of rights to any inventions, know-how or intellectual property of any kind nor are any such persons bound by any consulting agreements relating to confidential information or trade secrets of another entity that are being violated by such persons. The activities of the employees and consultants of the Company on behalf of the Company do not violate in any material respects any agreements or arrangements known to the Company, or any of the Equityholders which any such employees or consultants have with former employers or any other entity to whom such employees or consultants may have rendered consulting services.

(j) All information and content of the World Wide Web sites of the Company (other than information provided by users, customers and advertisers) is accurate and complete in all material respects.

(k) Schedule 2.11(k) lists all Open Source Materials that the Company has used in any way and describes the manner in which such Open Source Materials have been used by the Company in connection with the Business, including, without limitation, whether and how the Open Source Materials have been modified and/or distributed by the Company. Except as set forth in Schedule 2.11(k), the Company has not (i) incorporated any Open Source Materials into, or combined Open Source Materials with, any products of the Business, (ii) distributed Open Source Materials in connection with any products of the Business, or (iii) used Open Source Materials that (with respect to either clause (i), (ii) or (iii) above) (A) create, or purport to create, obligations for the Company with respect to software developed or distributed by the Company or (B) grant, or purport to grant, to any third party any rights or immunities under intellectual property rights. Without limiting the generality of the foregoing, the Company has not used any Open Source Materials that require, as a condition of use, modification and/or distribution of such Open Source Materials, that other software incorporated into, derived from or distributed with such Open Source Materials be (1) disclosed or distributed in source code form, (2) licensed for the purpose of making derivative works, or (3) redistributed at no charge. For purposes hereof, “Open Source Materials” shall mean all software or other material that is distributed as “free software”, “open source software” or under a similar licensing or distribution model, including without limitation the GNU General Public License (GPL), GNU Lesser General Public License (LGPL), Mozilla Public License (MPL), BSD Licenses, the Artistic License, the

Netscape Public License, the Sun Community Source License (SCSL) the Sun Industry Standards License (SISL) and the Apache License.

(l) Neither the Company nor the Equityholders collect or receive personally identifiable information that identifies or locates a particular person in connection with the conduct of the Company’s Business.

2.12 Contracts. (a) Except as set forth on Schedules 2.12(a)-(d) hereto, the Company is not a party to, or subject to:

(i) any contract, arrangement or understanding, or series of related contracts, arrangements or understandings, which involves annual expenditures or receipts by the Company of more than $10,000;

(ii) any note, indenture, credit facility, mortgage, security agreement or other contract, arrangement or understanding relating to or evidencing indebtedness for money borrowed or a security interest or mortgage in the assets of the Company;

(iii) any guaranty issued by the Company;

(iv) any contract, arrangement or understanding relating to the acquisition, issuance or transfer of any securities, including, without limitation, convertible securities;

(v) any contract, arrangement or understanding relating to the acquisition, transfer, distribution, use, development, sharing or license of any technology or Company Intellectual Property, other than licenses granted in the ordinary course of business with a term of less than one (1) year;

(vi) any contract, arrangement or understanding granting to any person the right to use any property or property right of the Company other than licenses granted in the ordinary course of business with a term of less than one (1) year;

(vii) any contract, arrangement or understanding restricting the right of the Company to (A) engage in any business activity or compete with any business, or (B) develop or distribute any technology;

(viii) any contract, arrangement or understanding relating to the employment of, or the performance of services of, any employee, consultant or independent contractor and pursuant to which the Company is required to pay more than $10,000 per month;

(ix) any contract, arrangement or understanding with a Related Person; or

(x) any outstanding offer, commitment or obligation to enter into any contract or arrangement of the nature described in subsections (i) through (ix) of this subsection 2.12(a).

(b) The Company has previously provided to the Parent complete and correct copies (or, in the case of oral contracts, a complete and correct description) of any contract (and any amendments or supplements thereto) listed on Schedule 2.12(a) hereto. Except as set forth on Schedule 2.12(b) hereto, (i) each contract listed in Schedule 2.12(a) hereto is in full force and effect; (ii) neither the Company nor (to the knowledge of the Company and the Equityholders) any other party is in default under any contract listed in Schedule 2.12 (a) hereto, and no event has occurred which constitutes, or with the lapse of time or the giving of notice or both would constitute, a default by the Company or (to the knowledge of the Company and the Equityholders) a default by any other party under such contract; (iii) to the knowledge of the Company and the Equityholders, there are no disputes or disagreements between the Company and any other party with respect to any contract listed in Schedule 2.12 (a) hereto; and (iv) each other party to each such material contract has consented or been given notice (or prior to the Closing shall have consented or been given notice), where such consent or the giving of such notice is necessary in order for such contract to remain in full force and effect following the consummation of the transactions contemplated by this Agreement without modification in the rights or obligations of the Company thereunder.

(c) Except as set forth on Schedule 2.12(c) hereto, the Company has not issued any warranty or any agreement or commitment to indemnify any person other than in the ordinary course of business.

(d) Each of the contracts set forth on Schedules 2.12(a)-(d) hereto, is and always has been in compliance with all applicable laws, including any and all laws applicable to the Internet or the Company’s Business, or any other law, statute, ordinance, code, rule, regulation, judgment, order, injunction, writ or decree of any federal, state, local or foreign court or governmental or regulatory body, agency or authority having, asserting or claiming jurisdiction over it or over any part of its Business, operations, properties or assets, except for any violation that would not have a Company Material Adverse Effect.

2.13 Employees; Employee Benefits.

(a) Schedule 2.13(a) hereto sets forth the names of all current employees of and independent contractors providing services to the Company (the “Employees”) together with the position, annual or other rate of compensation, accrued vacation and sick time, and any commissions, bonuses or other types of compensation, including any deal bonuses due to each such individual in connection with the closing of the transactions contemplated herein. Any person who has provided or is providing services to the Company and who has not or will not receive an IRS W-2 form has been classified as an independent contractor in full compliance with federal and state wage and hour laws and the Company has fully and accurately reported such independent contractors compensation on IRS forms 1099 when required to do so.

(b) Neither the Company nor any other entity which must be aggregated with the Company as required by Section 414(b), (c),(m) or (o) of the Code (an “ERISA Affiliate”) maintains, contributes to, or has any liability or contingent liability for any defined benefit and defined contribution plan, stock ownership plan, employment or consulting agreement, executive compensation plan, bonus plan, incentive compensation plan or arrangement, deferred compensation agreement or arrangement, agreement with respect to temporary employees or “leased employees” (within the meaning of Section 414(n) of the Code), vacation pay, sickness, disability or death benefit plan (whether provided through insurance, on a funded or unfunded basis or otherwise), employee stock option, stock appreciation rights or stock purchase plan, severance pay plan, cafeteria plan, arrangement or practice, employee relations policy, practice or arrangement, or any other employee benefit plan, program or arrangement, including, without limitation, an “employee benefit plan” within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”).

2.14 Compliance with Applicable Law. The Company is not in violation in any respect of any applicable safety, health or environmental law, any law applicable to the internet or the Company’s Business, or any other law, statute, ordinance, code, rule, regulation, judgment, order, injunction, writ or decree of any federal, state, local or foreign court or governmental or regulatory body, agency or authority having, asserting or claiming jurisdiction over it or over any part of its Business, operations, properties or assets, except for any violation that would not have a Company Material Adverse Effect. The Company has not received any notice alleging any such violation, nor to the knowledge of the Company or the Equityholders, is there any inquiry, investigation or proceeding relating thereto.

2.15 Ability to Conduct Business. There is no agreement, arrangement or understanding, nor any judgment, order, writ, injunction or decree of any court or governmental or regulatory body, agency or authority applicable to the Company or to which the Company is a party or by which it or any of its properties or assets is bound, that will prevent the use by the Buyer, after the Closing Date, of the properties and assets owned by, the Business conducted by or the services rendered by the Company on the date hereof, in each case on substantially the same basis as the same are used, owned, conducted or rendered on the date hereof. The Company has in force, and is in compliance with, in all material respects, all governmental permits, licenses, exemptions, consents, authorizations and approvals used in or required for the conduct of its Business as presently conducted, all of which shall continue in full force and effect, without requirement of any filing or the giving of any notice and without modification thereof, following the consummation of the transactions contemplated hereby. The Company has not received any notice of, and to the knowledge of the Company or the Equityholders, there are no inquiries, proceedings or investigations relating to or which could result in the revocation or modification of any such permit, license, exemption, consent, authorization or approval.

2.16 Major Partners. Schedule 2.16 hereto sets forth a complete and correct list of the ten (10) largest partners of the Company in terms of revenue recognized in respect of such partners during the three (3) months ended March 31, 2006 and during the twelve (12) months ended December 31, 2005, showing the amount of revenue recognized for each such partner, as the case may be, during such period. To the knowledge of the Company and the Stockholders, except as set forth on Schedule 2.16 hereto, the Company has not received any notice or other communication (written or oral) from any of the partners listed in Schedule 2.16 hereto terminating, amending or reducing in any material respect, or setting forth an intention to terminate, amend or reduce in the future, or otherwise reflecting a material adverse change in, the business relationship between such partner and the Company.

2.17 Insurance. Schedule 2.17 hereto sets forth a true and complete list of all insurance policies carried by the Company with respect to its Business, together with, in respect of each such policy, the name of the insurer, the number of the policy, the annual policy premium payable therefor, the limits of coverage, the deductible amount (if any), the expiration date thereof and each pending claim thereunder. The Company has maintained insurance covering it and its properties in such amounts against such hazards and liabilities and for such purposes as is customary in the industry for companies of established reputation engaged in the same or similar businesses and owning or operating similar properties. Except as set forth on Schedule 2.17 hereto, all such policies are in full force and effect and such policies, or other policies covering the same risks, have been in full force and effect, without gaps, continuously for the past two (2) years. All premiums due thereon have been paid in a timely manner. Complete and correct copies of all current insurance policies of the Company have been made available to Parent for inspection. The Company is not in default under any of such policies, and the Company has not failed to give any notice or to present any claim under any such policy in a due and timely fashion. The Company does not have knowledge of any facts which would likely result in an insurer reducing coverage or increasing premiums on existing policies and to the Company’s knowledge, all such insurance policies can be maintained in full force and effect without substantial increase in premium or reducing the coverage thereof following the Closing. There is no claim pending under any of such policies as to which coverage has been questioned, denied or disputed by the underwriters of such policy.

2.18 Brokers; Payments. No broker, investment banker, financial advisor or other person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company or the Equityholders. The Company has suspended or terminated, and has the legal right to terminate or suspend, all negotiations and discussions of Acquisition Transactions (as defined in Section 5.3) with parties other than Parent. No valid claim exists against the Company or, based on any action by the Company, against the Parent or Buyer for payment of any “topping,” “break-up” or “bust-up” fee or any similar compensation or payment arrangement as a result of the transactions contemplated hereby.

2.19 Third Party Audits and Investigations. There are no ongoing audits or investigations of the Company with respect to the Business by any Governmental Entity or other third party, including, without limitation, any party to a contract with the Company.

2.20 Disclosure. The Company has not failed to disclose to Parent any fact that is reasonably more likely than not to have a Company Material Adverse Effect or impede or impair the ability of the Company to perform its obligations under this Agreement in any material respect. No representation or warranty by the Company or the Equityholders contained in this

Agreement and no statement contained, when considered together as a whole, in any of the Company Disclosure Schedules, and the certificates and other documents or instruments delivered or to be delivered pursuant to this Agreement by or on behalf of the Company and/or the Equityholders contains or will contain any untrue statement of a material fact or omits or will omit to state any material fact necessary to make the statements contained therein, in light of the circumstances under which they are made, not misleading.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

OF THE EQUITYHOLDERS

3.1 Authorization; etc. Each of the Equityholders represents and warrants to the Parent and Buyer as follows:

(i) Each of the Stockholders shall, simultaneously with his, her or its execution and delivery of this Agreement, execute and deliver to Parent a written consent or resolution in which such Stockholder voted all of the Stock owned by such Stockholder in favor of the transactions contemplated herein and the adoption of this Agreement;

(ii) Each of the Equityholders has all necessary legal capacity, right, power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby, and this Agreement constitutes a valid and binding obligation of each such Equityholder enforceable in accordance with its terms, except to the extent that enforceability may be limited by applicable bankruptcy, reorganization, insolvency, moratorium or other laws affecting the enforcement of creditors, rights generally and by general principles of equity, regardless of whether such enforceability is considered in a proceeding in law or in equity; and

(iii) The execution and delivery of this Agreement by each such Equityholder and the consummation of the transactions contemplated hereby will not (A) breach, violate or constitute an event of default (or an event which with the lapse of time or the giving of notice or both would constitute an event of default) under, give rise to any right of termination, cancellation, modification or acceleration under or require any consent or the giving of any notice under, any note, bond, indenture, mortgage, security agreement, lease, license, franchise, permit, agreement or other instrument or obligation to which such Equityholder is a party, or result in the creation of any lien, claim or encumbrance or other right of any third party of any kind whatsoever upon the properties or assets of such Equityholder pursuant to the terms of any such instrument or obligation, which breach, violation or event of default would have a material adverse effect on such Equityholder’s ability to perform such Equityholder’s obligations hereunder, or (B) violate or conflict with any law, statute, ordinance, code, rule, regulation, judgment, order, writ, injunction, decree or other instrument of any court or governmental or regulatory body, agency or authority applicable to such Equityholder.

3.2 Parent Common Stock.

Each of the Equityholders represents and warrants to the Parent and Buyer as follows:

(i) Each of the Equityholders understands that the shares of Parent Common Stock to be issued to such Equityholder as part of the Purchase Price will not have been registered under the Securities Act of 1933, as amended (the “Securities Act”), or any state securities law by reason of specific exemptions under the provisions thereof which depend in part upon the other representations and warranties made by the Equityholders in this Agreement. Such Equityholder understands that the Parent is relying, in part, upon such Equityholder’s representation and warranties contained in this Section 3.2 for the purpose of determining whether this transaction meets the requirements for such exemptions.

(ii) Each of the Equityholders has such knowledge, skill and experience in business, financial and investment matters so that such Equityholder is capable of evaluating the merits and risks of an investment in the Parent Common Stock pursuant to the transactions contemplated by this Agreement or to the extent that such Equityholder has deemed it appropriate to do so, such Equityholder has relied upon appropriate professional advice regarding the tax, legal and financial merits and consequences of an investment in Parent Common Stock pursuant to the transactions contemplated by this Agreement.

(iii) Each of the Equityholders, other than the Employee Equityholders, is an “accredited investor” within the meaning of Regulation D under the Securities Act.

(iv) Each of the Equityholders has made, either alone or together with such Equityholder’s advisors, such independent investigation of the Parent, its management and related matters as such Equityholder deems to be, or such advisors have advised to be, necessary or advisable in connection with an investment in the Parent Common Stock through the transactions contemplated by this Agreement; and such Equityholder and such advisors have received all information and data that such Equityholder and such advisors believe to be necessary in order to reach an informed decision as to the advisability of an investment in the Parent Common Stock pursuant to the transactions contemplated by this Agreement.

(v) Each of the Equityholders has reviewed such Equityholder’s financial condition and commitments, alone and together with such Equityholder’s advisors, and, based on such review, such Equityholder is satisfied that (A) the Equityholder has adequate means of providing for the Equityholder’s financial needs and possible contingencies and has assets or sources of income which, taken together, are more than sufficient so that he could bear the risk of loss of the Equityholder’s entire investment in the Parent Common Stock, (B) the Equityholder has no present or contemplated future need to dispose of all or any portion of the Parent Common Stock to satisfy any existing or contemplated undertaking, need or indebtedness, and (C) the Equityholder is capable of bearing the economic risk of an investment in the Parent Common Stock for the indefinite future. Such Equityholder shall furnish any additional information about the Equityholder reasonably requested by the Parent to assure the compliance of this transaction with applicable federal and state securities laws.

(vi) Notwithstanding Article XII, each of the Equityholders understands that the shares of the Parent Common Stock to be received by the Equityholders in the transactions contemplated hereby will be “restricted securities” under applicable federal securities laws and that the Securities Act and the rules of the Securities and Exchange Commission (the “SEC”) promulgated thereunder provide in substance that the Equityholders may dispose of such shares only pursuant to an effective registration statement under the Securities Act or an exemption from registration if available, including but not limited to Rule 144 promulgated under the Securities Act. Each of the Equityholders further understands that applicable state securities laws may impose additional constraints upon the sale of securities. As a consequence, each of the Equityholders understands that such Equityholders may have to bear the economic risk of an investment in the Parent Common Stock to be received by such Equityholders pursuant to the transactions contemplated hereby for an indefinite period of time.

(vii) Except as provided in Article XII, each of the Equityholders is acquiring shares of the Parent Common Stock pursuant to the transactions contemplated hereby for investment only and not with a view to or intention of or in connection with any resale or distribution of such shares or any interest therein.

(viii) The certificate(s) evidencing the shares of the Parent Common Stock to be issued pursuant to the transactions contemplated hereby shall bear the following legend:

“The shares represented by this certificate have not been registered under the Securities Act of 1933, as amended, or any state securities laws and may not be sold or transferred in the absence of such registration or an exemption therefrom under the Securities Act of 1933, as amended, and applicable state securities laws.”

3.3 Taxes. Except as disclosed on Schedule 3.3, each Equityholder timely reported his distributive share of the Company’s income, gain, loss, deduction and other tax items on his Tax Returns and paid all Taxes due with respect to his share of income, gain, loss, deduction and other tax items of the Company for periods ending on or before December 31, 2005 and will do so with respect to his share of income, gain, loss, deduction and other Tax items of the Company for calendar year 2006 and for the period ending on the Closing Date.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

OF THE PARENT AND BUYER

The Parent and Buyer represents and warrants to the Company and the Equityholders as set forth below, subject to the exceptions set forth in the disclosure schedules hereto (the “Parent Disclosure Schedules”), the section numbers and letters of which correspond to the section and subsection numbers and letters of this Agreement.

4.1 Corporate Organization. Parent and Buyer are corporations duly organized, validly existing and in good standing under the laws of the State of Delaware. Parent and Buyer have all requisite corporate power and authority to own, operate and lease the properties and assets Parent and/or Buyer now owns, operates and leases and to carry on Parent’s and/or Buyer’s business as presently conducted. The Parent and Buyer are duly qualified to transact business as a foreign corporation and are each in good standing in the jurisdictions where such qualification is required by reason of the nature of the properties and assets currently owned, operated or leased by the Parent and/or Buyer or the business currently conducted by them, except for such jurisdictions where the failure to be so qualified would not have a Parent Material Adverse Effect (as defined below). The Parent and/or Buyer have previously made available to the Company complete and correct copies of its Certificate of Incorporation and all amendments thereto as of the date hereof (certified by the Secretary of State of Delaware as of a recent date) and its By-Laws (certified by the Secretary of the Parent and Buyer as of a recent date). Neither the Certificate of Incorporation nor the By-Laws of the Parent and/or Buyer have been amended since the respective dates of certification thereof, nor has any action been taken for the purpose of effecting any amendment of such instruments. The term “Parent Material Adverse Effect” means for purposes of this Agreement, any change, event or effect that is, or that is reasonably likely to be, materially adverse to the business, operation, assets, liabilities, financial condition or results of operations of the Parent and its subsidiaries (including Buyer), taken as a whole.

4.2 Authorization. The Parent and Buyer have full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement by Parent and Buyer have been duly and validly authorized and approved by all necessary corporate action on the part of Parent and Buyer. This Agreement constitutes the legal and binding obligation of the Parent and Buyer, enforceable against them in accordance with its terms, except to the extent that enforceability may be limited by applicable bankruptcy, reorganization, insolvency, moratorium or other laws affecting the enforcement of creditors’ rights generally and by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or in law).

4.3 Consents and Approvals; No Violations. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby will not: (i) violate or conflict with the provisions of any applicable federal, state, local or foreign laws; (ii) violate or conflict with any provisions of the Certificate of Incorporation or By-Laws of the Parent and/or Buyer; (iii) breach, violate or constitute an event of default (or an event which with the lapse of time or the giving of notice or both would constitute an event of default) under, give rise to any right of termination, cancellation, modification or acceleration under, or require any consent or the giving of any notice under, any note, bond, indenture, mortgage, security agreement, lease, license, franchise, permit, agreement or other instrument or obligation to which the Parent and/or Buyer are parties, or by which any of them or any of their respective properties or assets may be bound, or result in the creation of any lien, claim or encumbrance of any kind whatsoever upon the properties or assets of the Parent and/or Buyer pursuant to the terms of any such instrument or obligation, other than any breach, violation, default, termination, cancellation, modification or acceleration which would not have a Parent Material Adverse Effect; (iv) violate or conflict with any law, statute, ordinance, code, rule, regulation, judgment, order, writ, injunction or decree or other instrument of any federal, state, local or foreign court or governmental or regulatory body, agency, association, organization or authority applicable to the Parent and/or Buyer or by which any of their respective properties or assets may be bound, except for such violations or conflicts which would not have a Parent Material Adverse Effect; or (v) require, on the part of the Parent and/or Buyer, any filing or registration with, or permit, license, exemption, consent, authorization or approval of, or the giving of any notice to, any governmental or regulatory body, agency or authority other than any filing, registration, permit, license, exemption, consent, authorization, approval or notice which if not obtained or made would not have a Parent Material Adverse Effect.

4.4 SEC Reports and Financial Statements. The Parent has heretofore delivered or made available to the Company complete and correct copies of all reports and other filings filed by the Parent with the SEC pursuant to the Securities Act and the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules and regulations thereunder (the “Acts”) since and including the effective date of the Form SB-2 Registration Statement with respect to the Parent’s initial public offering (such reports and other filings collectively referred to herein as the “SEC Filings”). The SEC Filings constitute all of the documents required to be filed by the Parent under the Securities Act and Exchange Act since such date. All documents that are required to be filed as exhibits to the SEC Filings have been so filed, and all contracts so filed as exhibits are in full force and effect, except those which are expired in accordance with their terms, and neither Parent nor any of its subsidiaries is in default thereunder. As of their respective dates, the SEC Filings did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The audited financial statements of the Parent included in the SEC Filings comply in all material respects with the published rules and regulations of the SEC with respect thereto, and such audited financial statements (i) were prepared from the books and records of the Parent, (ii) were prepared in accordance with GAAP applied on a consistent basis (except as may be indicated therein or in the notes or schedules thereto) and (iii) present fairly the financial position of the Parent as at the dates thereof and the results of operations and cash flows for the periods then ended, subject to normal year-end adjustments and any other adjustments described therein or in the notes or schedules thereto. The unaudited financial statements included in the SEC Filings comply in all material respects with the published rules and regulations of the SEC with respect thereto and such unaudited financial statements (i) were prepared from the books and records of the Parent, (ii) were prepared in accordance with GAAP on a consistent basis (except as may be indicated therein or in the notes or schedules thereto) and (iii) present fairly the financial position of the Parent as at the dates thereof and the results of operations and cash flows for the periods then ended, subject to normal year-end adjustments and any other adjustments described therein or in the notes or schedules thereto. The foregoing representations and warranties in this Section 4.4 shall also be deemed to be made with respect to all filings made with the SEC on or before the Closing Date.

4.5 Brokers; Payments. No broker, investment banker, financial advisor or other person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Parent and/or Buyer.

4.6 Compliance with Applicable Law. Parent is not in violation in any respect of any applicable safety, health, environmental or other law, statute, ordinance, code, rule, regulation, judgment, order, injunction, writ or decree of any federal, state, local or foreign court or governmental or regulatory body, agency or authority having, asserting or claiming jurisdiction over it or over any part of its business, operations, properties or assets, except for any violation that would not have a Parent Material Adverse Effect.

4.7 Validity of Shares. Assuming the accuracy of the representations and warranties contained in Article III, the shares of Parent Common Stock to be issued in connection with this Agreement will, when issued in accordance with this Agreement, be duly authorized, validly issued, fully paid and nonassessable, will not be subject to any preemptive or other statutory right of stockholders, will be issued in compliance with applicable U.S. Federal and state securities laws and will be free of any liens or encumbrances, except for the Company’s repurchase rights pursuant to Section 6.9 below.

4.8 S-3 Eligibility; Listing. Parent is eligible to use Form S-3 for the registration for resale of the shares of Parent Common Stock to be received by the Equityholders in connection with the Closing. All of the shares of Parent Common Stock to be received by the Equityholders are approved for listing on the Nasdaq National Market.

4.9 Disclosure. Parent has not failed to disclose to the Company any fact that is reasonably more likely than not to have a Parent Material Adverse Effect or impede or impair the ability of the Parent to perform its obligations under this Agreement in any material respect. No representation or warranty by Parent or Buyer contained in this Agreement and no statement contained, when considered together as a whole, in any of the Parent Disclosure Schedules, and the certificates and other documents or instruments delivered or to be delivered pursuant to this Agreement by or on behalf of the Parent and/or the Buyer contains or will contain any untrue statement of a material fact or omits or will omit to state any material fact necessary to make the statements contained therein, in light of the circumstances under which they are made, not misleading.

ARTICLE V

CONDUCT OF BUSINESS PRIOR TO THE CLOSING DATE

5.1 Conduct of Business of the Company. During the period commencing on the date hereof and continuing until the Closing Date, the Company and the Equityholders agree that the Company, except as otherwise expressly contemplated by this Agreement or agreed to in writing by the Parent:

(a) will carry on its business only in the ordinary course and consistent with past practice;

(b) will not declare or pay any dividend on or make any other distribution (however characterized) in respect of shares of its capital stock;

(c) will not, directly or indirectly, redeem or repurchase, or agree to redeem or repurchase, directly or indirectly, any shares of its capital stock;

(d) will not amend its Certificate of Incorporation;

(e) will not issue, or agree to issue, any shares of its capital stock, or any options, warrants or other rights to acquire shares of its capital stock, or any securities convertible into or exchangeable for shares of its capital stock;

(f) will not combine, split or otherwise reclassify any shares of its capital stock;

(g) will not form any subsidiaries;

(h) will use its best efforts to preserve intact its present business organization, keep available the services of its officers and key employees and preserve its relationships with clients and others having business dealings with it to the end that its goodwill and ongoing business shall not be materially impaired at the Closing Date;

(i) will not (i) make any capital expenditures individually or in the aggregate in excess of $10,000, (ii) enter into any license, distribution, OEM, reseller, joint venture or other similar agreement other than in the ordinary course, (iii) enter into or terminate any lease of, or purchase or sell, any real property, (iv) enter into any leases of personal property involving individually or in the aggregate in excess of $10,000 annually, (v) incur or guarantee any additional indebtedness for borrowed money other than in the ordinary course, (vi) create or permit to become effective any security interest, mortgage, lien, charge or other encumbrance on any of its properties or assets, or (vii) enter into any agreement to do any of the foregoing;

(j) will not adopt or amend any Benefit Plan for the benefit of Employees, or increase the salary or other compensation (including, without limitation, bonuses or severance compensation) payable or to become payable to its Employees, beneficiaries or any other person or accelerate, amend or change the period of exercisability or the vesting schedule of options or restricted stock granted under any stock option plan or agreements or enter into any agreement to do any of the foregoing, except as specifically required by the terms of such plans or agreements;

(k) will not accelerate receivables or delay payables;

(l) will promptly advise the Parent of the commencement of, or threat of (to the extent that such threat comes to the knowledge of the Company or the Equityholders) any claim, action, suit, proceeding or investigation against, relating to or involving the Company or any of its respective officers, employees, agents or consultants in connection with their businesses or the transactions contemplated hereby;

(m) will use its commercially reasonable efforts to maintain in full force and effect all insurance policies maintained by the Company on the date hereof;

(n) will not enter into any agreement to dissolve, merge, consolidate or, sell any material assets of the Company (other than in the ordinary course) or acquire or agree to acquire (other than domain names in the ordinary course) by merging or consolidating with, or by purchasing a substantial equity interest in or substantial portion of the assets of, or by any other manner, any business or any corporation, partnership or other business organization or division, or otherwise acquire or agree to acquire any assets in excess of $10,000 in the aggregate; and

(o) will not change the method of accounting of the Company, make any Tax elections, enter any settlement or compromise of any Tax claim or liability with any taxing authority, or amend any Tax Return that would adversely affect Parent or its subsidiaries without the consent of Parent;

(p) will not make any payments to officers, directors, partners or managers, other than in the ordinary course;

(q) will not enter into any agreements with contractors or consultants (or amend or authorize additional work orders with respect to any such existing agreements) except as contemplated by this Agreement;

(r) will not change, accelerate or alter, in each case, the payment terms of any existing contract or agreement nor enter into any contract or agreement with payment terms (including timing) not materially consistent with past practice; and

(s) will not sell any domain names (or enter into any agreement to do the foregoing) without the Parent’s consent which shall not be unreasonably withheld or delayed.

5.2 Retained Liabilities. From and after the date hereof through the Closing Date and following the Closing, unless otherwise agreed to in writing by the parties hereto, the Company agrees to pay, perform and fully discharge all of the Retained Liabilities as they become due.

5.3 Other Negotiations. Neither the Company nor the Equityholders will (nor will they permit any of their respective officers, directors, managers, consultants, employees, agents, partners and affiliates on their behalf to) take any action to solicit, initiate, seek, encourage or support any inquiry, proposal or offer from, furnish any information to, or participate in any discussions or negotiations with, any corporation, partnership, person or other entity or group (other than Parent) regarding any acquisition of the Company any merger or consolidation with or involving the Company or any acquisition of any material portion of the stock or assets of the Company or any equity or debt financing of the Company or any material license of Intellectual Property rights or any business combination, recapitalization, joint venture or other major transaction involving the Business of the Company (any of the foregoing being referred to in this Agreement as an “Acquisition Transaction”) or enter into an agreement concerning any Acquisition Transaction with any party other than Parent. If between the date of this Agreement and the termination of this Agreement pursuant to Article X, the Company receives from a third party any offer to negotiate or consummate an Acquisition Transaction, the Company shall (i) notify Parent immediately (orally and in writing) of such offer, including the identity of such party and the terms of any proposal therein, and (ii) notify such third party of the obligations of the Company under this Agreement.

ARTICLE VI

ADDITIONAL AGREEMENTS

6.1 Access to Properties and Records. The Company will provide (or will cause to be provided) to Parent and Parent’s accountants, counsel and other authorized advisors, with reasonable access, during business hours, to its premises and properties and its books and records (including, without limitation, contracts, leases, insurance policies, litigation files, minute books, accounts, working papers and Tax Returns filed and in preparation) and will cause its officers to furnish to Parent and Parent’s authorized advisors such additional financial, tax and operating data and other information pertaining to its business as Parent shall from time to time reasonably request. All of such data and information shall be kept confidential by Parent and the Buyer unless and until the transactions contemplated herein are consummated pursuant to the NDA Agreement (as hereinafter defined).

6.2 Reasonable Efforts; etc. Subject to the terms and conditions herein provided, each of the parties hereto agrees to use his, her or its commercially reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement, including obtaining any consents, authorizations, exemptions and approvals from, and making all filings with, any governmental or regulatory authority, agency or body which are necessary in connection with the transactions contemplated by this Agreement. Without limiting the foregoing, prior to the Closing, the Seller shall cause all Company Intellectual Property contained on notebook, desktop, server or any other computer hard drives used by Employees, independent contractors, agents and subcontractors of the Company to be transferred to a server designated by the Parent that is included in the Purchased Assets in order to make such Company Intellectual Property fully accessible and usable by the Parent and/or Buyer after the Closing Date.

6.3 Material Events. At all times prior to the Closing Date, each party shall promptly notify the others in writing of the occurrence of any event which will or may result in the failure to satisfy any of the conditions specified in Article VIII or Article IX hereof.

6.4 Fees and Expenses. The Parent, Buyer and the Company shall bear and pay all of their own fees, costs and expenses relating to the transactions contemplated by this Agreement, including, without limitation, the fees and expenses of their respective counsel, accountants, brokers and financial advisors.

6.5 Supplements to Disclosure Schedules. From time to time prior to the Closing Date, each party hereto shall supplement or amend its Disclosure Schedules with respect to any matter hereafter arising that, if existing or occurring at or prior to the date of this Agreement, would have been required to be set forth or described in its Disclosure Schedules or that is necessary to correct any information in its Disclosure Schedules or in its representations and warranties that have been rendered inaccurate thereby. The Disclosure Schedules delivered by a party hereto shall be deemed to include only that information contained therein on the date of this Agreement and shall be deemed to exclude any information contained in any subsequent supplement or amendment thereto.

6.6 Tax Matters.

(a) All Taxes, whether levied on the Company, any of the Company’s subsidiaries, the Equityholders, the Parent or the Buyer or any of their respective affiliates, successors or assigns, resulting from the transactions contemplated herein or any other activities involving the Company prior to the Closing or otherwise on account of this Agreement, shall be paid by the Company or the Equityholders when due, and the Company or the Equityholders shall, at his, her or its own expense, file all necessary Tax Returns with respect to all such Taxes. Any Taxes imposed upon the sale or transfer of the Purchased Assets shall be paid by the Company or the Equityholders at Closing. Parent or Buyer shall be solely responsible for all Taxes arising from the ownership and use of the Purchased Assets by the Parent or Buyer beginning after the Closing Date (the “Post-Closing Period”).

(b) Neither the Company nor the Equityholders shall revoke the election of the Company to be taxed as an S corporation within the meaning of Sections 1361 and 1362 of the Code on or prior to the Closing. The Company and the Equityholders shall not take or allow any action that would result in the termination of the Company’s status as a validly electing S corporation within the meaning of Sections 1361 and 1362 of the Code on or prior to the Closing Date.

6.7 Post-Closing Adjustment. To the extent payment is received following the Closing by the Company under a Purchased Contract in respect of any Post-Closing Period, such payment or portion thereof which relates to the Post-Closing Period shall be promptly paid by the Company to the Buyer. To the extent payment is received following the Closing by the Buyer under a Purchased Contract in respect of any pre-closing period, such payment or portion thereof which relates to the pre-closing period shall be promptly paid by the Buyer to the Company. To the extent any payment is made following the Closing by the Buyer under a Purchased Contract in respect of any pre-closing period, such payment or portion thereof which relates to the pre-closing period shall be promptly reimbursed by the Company to the Buyer.

6.8 Restricted Stock Grants. With respect to the Restricted Equity Consideration, the Employee Equityholders agree that such shares shall vest as follows: 20.0% on the six (6) month anniversary of the Closing Date and thereafter at a rate of an additional 20.0% on the last day of each successive six (6) month period over the next twenty-four months. One hundred percent (100%) of the shares of Restricted Equity Consideration not already vested shall become immediately vested in the event of an Acceleration Event. While the shares of Restricted Equity Consideration are subject to vesting pursuant to this Section 6.8, the Employee Equityholders will have all rights with respect thereto (including, without limitation, the right to vote the shares and the right to dividends paid on the shares, if any), except that the Employee Equityholders shall not have the right to possession and sale thereof. For the purposes hereof, Acceleration Event shall be defined as (a) a Change of Control (as defined herein), (b) the termination of employment without cause (as defined in the respective employment agreement) of Employee Equityholders, or (c) the resignation of Employee Equityholders for Good Reason (as defined in the respective employment agreement). For the purposes hereof, “Change of Control” shall mean (x) an event when any “person”, as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), except for an existing stockholder of Parent as of the date hereof, is or becomes the beneficial owner (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Parent representing more than fifty percent (50%) of the voting power of the Parent’s then outstanding securities, other than as a result of the purchase of equity securities directly from the Parent in connection with a financing transaction; (y) the consummation of a merger or consolidation of the Parent with or into another entity or any other corporate reorganization, if more than fifty percent (50%) of the combined voting power of the continuing or surviving entity’s securities outstanding immediately after such merger, consolidation or other reorganization is owned by persons who were not stockholders of the Parent immediately prior to such merger, consolidation or other reorganization; or (z) the Parent sells, transfers or otherwise disposes of (in one transaction or a series of related transactions) all or substantially all of its respective assets or adopts any plan or proposal for its liquidation or dissolution. A Change of Control shall not occur if the person, surviving entity, or transferee is a wholly-owned (direct or indirect) subsidiary of Parent; provided, however, that an Acceleration Event shall occur upon a Change of Control of such wholly-owned subsidiary.

6.9 Repurchase Right. The Employee Equityholders agree to the following with respect to the Restricted Equity Consideration:

(a) In the event that the Employee Equityholder’s employment relationship or consulting relationship, as the case may be, with Parent terminates, for any reason whatsoever, whether due to voluntary or involuntary action, death, disability or otherwise, the Parent shall have the right to repurchase at the Repurchase Price (as defined herein) all or any portion of the shares of Restricted Equity Consideration that are not already vested (after taking into account any acceleration of vesting as contemplated in Section 6.8), which right may be exercised at any time and from time to time within ninety (90) days after the date of such termination.

(b) Parent may exercise its right of repurchase of such shares of Restricted Equity Consideration held by such Employee Equityholder by providing written notice to such Employee Equityholder stating the number of shares to be repurchased, at a purchase price of $.01 per share (the “Repurchase Price”) and the date (the “Repurchase Date”) such repurchase shall occur (which shall be a date not fewer than ten (10) and not more than thirty (30) days from the date of such notice). On the Repurchase Date, Parent shall deliver the Repurchase Price to such Employee Equityholder, by check or wire of immediately available funds, against delivery of the certificate or certificates representing the shares to be repurchased and duly endorsed stock powers.

6.10 Change of Name; Use of Name. The Company will take all action necessary or appropriate to change its corporate name, effective immediately after the Closing, to a name that does not include the words “openlist.com” and will take such other actions within its power as may be necessary or appropriate to permit Buyer immediately after the Closing to use the Company’s present corporate name and any other name substantially similar thereto. From and after the effective date of the change of the Company’s corporate name, the Company and the Equityholders shall not use the name “openlist.com” or any other name which includes such words or which is substantially similar thereto for any purpose except to refer to the business conducted by the Company prior to the Closing.

6.11 Financial Statements. At the request of the Parent at any time following the Closing, the Company and the Equityholders shall use their best efforts and shall cooperate to facilitate an audit by the Company’s independent auditor of the financial statements of the Company for the periods as requested by the Parent (the “Audit”) to have been completed promptly to Parent’s reasonable satisfaction at Parent’s sole expense. The Company and the Equityholders shall promptly deliver a customary management representation letter in connection with the completion of such Audit. The Company and the Equityholders agree as requested by Parent from time to time, after the Closing Date to use reasonable best efforts to assist Parent in promptly obtaining the consent of the Company’s independent auditor to include such auditor’s report on the foregoing in any and all Parent SEC flings. In the event of a breach of this Section 6.11 by the Company and/or the Equityholders, Parent shall be entitled to disbursement to it of the entire amount of the Cash Escrow and the Stock Escrow.

6.12 Appointment of Stockholder Representative.

(a) The Stockholder Representative is hereby appointed as representative of the Stockholders for purposes of this Agreement and the Escrow Agreement. Stockholder approval of this Agreement in accordance with Section 8.9 hereof shall include confirmation of the authority of the Stockholder Representative. Parent and Buyer may rely upon the acts of the Stockholder Representative for all purposes permitted hereunder and under the Escrow Agreement.

(b) The Stockholder Representative shall have full power of substitution to act in the name, place and stead of the Stockholders in all matters in connection with this Agreement and the Escrow Agreement. The Stockholder Representative’s power shall include the following powers, without limitation: the power to act for the Stockholders with regard to indemnification obligations hereunder; the power to compromise any claim on behalf of the Stockholders and to transact matters of litigation or arbitration in connection with this Agreement or the Escrow Agreement; the power to do or refrain from doing all such further acts and things on behalf of the Stockholders that the Stockholder Representative deems necessary or appropriate in his sole discretion, and to execute all such documents as the Stockholder Representative shall deem necessary or appropriate, in connection therewith; and the power to receive service of process in connection with any claims under this Agreement.

(c) If the Stockholder Representative dies or otherwise becomes incapacitated and unable to serve as Stockholder Representative, his successor shall be appointed by a majority in interest of the Stockholders (such majority in interest to be determined in accordance with the pro rata amounts of the Purchase Price as set forth on Schedule 1.5 hereto).

(d) The Stockholder Representative shall act for the Stockholders in the manner the Stockholder Representative believes to be in the best interest of the Stockholders and consistent with his obligations under this Agreement, but shall have no duties or obligations except as specifically set forth in this Agreement. In acting as representative of the Stockholders, the Stockholder Representative may rely upon, and shall be protected in acting or refraining from acting upon, an opinion or advice of counsel, certificate of auditors or other certificate, statement, instrument, opinion, report, notice, request, consent, order arbitrator’s award, appraisal, bond or other paper or documents reasonably believed by him to be genuine and to have been signed or presented by the proper party or parties. The Stockholder Representative shall not be personally liable to the Stockholders for any action taken, suffered or omitted by him in good faith and reasonably believed by him to be authorized or within the discretion of the rights or powers conferred upon him by this Section 6.12. The Stockholder Representative may consult with counsel and any advice of such counsel shall be full and complete authorization and protection in respect to any action taken or suffered or omitted by him in such capacity in good faith and in accordance with such opinion of counsel. The Stockholder Representative may perform his duties as Stockholder Representative either directly or by or through his agents or attorneys, and the Stockholder Representative shall not be responsible to the Stockholders for any misconduct or negligence on the part of any agent or attorney appointed with due care by him under this Agreement. No bond shall be required of the Stockholder Representative, and the Stockholders jointly and severally shall indemnify the Stockholder Representative with respect to any and all decisions made or actions taken in the capacity as Stockholder Representative, other than for the Stockholder Representative’s willful misconduct or gross negligence.

6.13 Continued Listing. The Parent shall use reasonable best efforts to maintain the listing of all of the shares of Parent Common Stock on the Nasdaq National Market.

6.14 Use of Closing Market Price for Tax Reporting. Parent, Buyer, Seller and their affiliates covenant and agree that each shall use the Closing Market Price as the fair market value of the Parent Common Stock on the Closing Date on all Tax Returns and for all Tax reporting purposes.

6.15 Executive Employment Agreements. Immediately after the Closing, each of Berk and Harniman covenant to Parent and Buyer that he will execute Executive Employment Agreements, in the form attached hereto as Exhibit C (the “Executive Employment Agreements”), and in connection therewith will agree to the after-imposed restrictions on the equity consideration as set out in such agreements. Each of the Employee Equityholders will have the option to file protective elections under Section 83(b) of the Code as soon as practicable after the Closing and in any event within thirty (30) days of the Closing and each agrees to furnish Parent with copies of such filed 83 (b) election, if any.

ARTICLE VII

COVENANTS OF THE COMPANY AND CERTAIN EQUITYHOLDERS

The Company and each of Berk and Harniman hereby agrees that for a period of two (2) years following the Closing Date, that he or it will not, directly or indirectly, alone or as a partner, officer, director, employee, consultant, agent, independent contractor or stockholder of any company or business organization, engage in any business activity, or have a financial interest in any business activity (excepting only the ownership of not more than 1% of the outstanding securities of any class of any entity listed on an exchange or regularly traded in the over-the-counter market), which is directly or indirectly in competition with the Company’s Business (“Competitive Activity”). The Company and each of the Berk and Harniman agrees that, for a period of two (2) years following the Closing Date hereof, he, she or it will not in any capacity, either separately, jointly or in association with others, directly or indirectly, solicit or contact in connection with, or in furtherance of, a Competitive Activity any of the employees, consultants, agents, suppliers, customers or prospects of the Parent that were such with respect to the Parent at any time during the one (1) year immediately preceding the date hereof or that become such with respect to the Parent at any time during the one (1) year immediately following the date hereof. Such person’s obligations under this Article VII shall survive termination of cessation of his, her or its employment or consultancy with the Company (if applicable) and the expiration thereof shall be tolled for any period during which such person is in breach thereof. Brad Gerstner agrees that, for a period of two (2) years following the Closing Date hereof, he will not in any capacity, either separately, jointly or in association with others, directly or indirectly, solicit or contact in connection with, or in furtherance of, a Competitive Activity either Berk or Harniman.

ARTICLE VIII

CONDITIONS TO THE OBLIGATIONS OF

THE PARENT AND BUYER

The obligation of the Parent and Buyer to consummate the transactions contemplated hereby shall be subject to the satisfaction, on or prior to the Closing Date, of each of the following conditions (any of which may be waived in writing by the Parent and Buyer in their sole discretion):

8.1 Representations and Warranties True. The representations and warranties of the Company and the Equityholders which are contained in this Agreement, or contained in any Schedule, certificate or instrument delivered or to be delivered pursuant to this Agreement, shall be true and correct in all material respects at and as of the Closing Date as though such representations and warranties were made on and as of the Closing Date and at the Closing (i) the Company shall have delivered to the Parent and Buyer a certificate (signed on behalf of the

Company by the President of the Company) to that effect with respect to all such representations and warranties made by the Company, and (ii) the Equityholders shall have executed and delivered to the Parent and Buyer a certificate to that effect with respect to all such representations and warranties made by the Equityholders.

8.2 Performance. The Company and the Equityholders shall have performed and complied in all material respects with all of the obligations under this Agreement which are required to be performed or complied with by them on or prior to the Closing Date, and at the Closing (i) the Company shall have delivered to the Parent and Buyer a certificate (duly executed on behalf of the Company by the President of the Company) to that effect with respect to all such obligations required to have been performed or complied with by the Company on or before the Closing Date, and (ii) the Equityholders shall have executed and delivered to the Parent and Buyer a certificate to that effect with respect to all such obligations required to have been performed or complied with by the Equityholders on or before the Closing Date.

8.3 Absence of Litigation. No statute, rule or regulation shall have been enacted or promulgated, and no order, decree, writ or injunction shall have been issued and shall remain in effect, by any court or governmental or regulatory body, agency or authority which restrains, enjoins or otherwise prohibits the consummation of the transactions contemplated hereby, and no action, suit or proceeding before any court or governmental or regulatory body, agency or authority shall have been instituted by any person (or instituted or threatened by any governmental or regulatory body, agency or authority), and no investigation by any governmental or regulatory body, agency or authority shall have been commenced with respect to the transactions contemplated hereby or with respect to the Company which reasonably could have a material adverse effect on the transactions contemplated hereby or is reasonably likely to result in a Company Material Adverse Effect.

8.4 Purchase Permitted by Applicable Laws; Legal Investment. Buyer’s purchase of and payment for the Purchased Assets (i) shall not be prohibited by any applicable law or governmental order, rule, ruling, regulation, release or interpretation, (ii) shall not subject Parent or Buyer to any penalty, Tax, liability or, in the reasonable judgment of Parent or Buyer, any other onerous condition under or pursuant to any applicable law, statute, ordinance, regulation or rule, (iii) shall not constitute a fraudulent or voidable conveyance under any applicable law, and (iv) shall be permitted by all applicable laws, statutes, ordinances, regulations and rules of the jurisdictions to which Parent or Buyer is subject.

8.5 Proceedings Satisfactory. All proceedings taken in connection with the purchase and sale of the Purchased Assets, the Agreement and all documents and papers relating thereto, shall be in form and substance reasonably satisfactory to Parent and Buyer.

8.6 Consents. All approvals, consents, licenses, permits, orders, waivers and authorizations required to be obtained by the Company or the Equityholders in connection with the transactions contemplated by this Agreement and the sale of the Purchased Assets as set forth on Schedule 8.6 attached hereto shall have been obtained and shall be in full force and effect.

8.7 Additional Agreements. The following agreements, forms or notices, as the case may be, shall have been executed and delivered to Parent and Buyer:

(i) Executive Employment Agreements in the form attached hereto as Exhibit C, executed by each of Berk and Harniman;

(ii) Confidentiality, Assignment of Inventions and Employment-at-Will Agreements for consultants and employees, in a form satisfactory to Parent, executed by each of the employees of the Company;

(iii) the Escrow Agreement, duly executed by the Escrow Agent;

(iv) each of the Equityholders shall have delivered to the Parent certifications that they are not foreign persons in accordance with the Treasury Regulations under Section 1445 of the Code;

(v) each of the Equityholders shall deliver to Parent a Form W-9 or Form W-8, as appropriate, on the Closing Date and prior to any payment of the Cash Consideration. Each Equityholder shall furnish Parent with an affidavit, stating, under penalty of perjury, the Equityholder’s United States taxpayer identification number; and

(vi) each of Berk, Brad Gerstner, Harniman and Bejul Somaia shall have executed the Company’s standard form of non-disclosure and assignment of inventions agreement covering the period of such individual’s employment with the Company.

8.8 Material Adverse Effect. There shall not have occurred any event which is or reasonably could result in a Company Material Adverse Effect.

8.9 Approval. Each of the Stockholders shall have executed and delivered to Parent and Buyer a written consent or resolution in which the Stockholders unanimously voted in favor of the transactions contemplated herein and the adoption of this Agreement.

8.10 Supporting Documents. The Company shall have delivered to the Parent a certificate (i) of the Secretary of State of the State of Delaware dated as of the Closing Date, certifying as to the corporate legal existence and good standing of the Company; and (ii) of the Secretary of the Company dated the Closing Date, certifying on behalf of the Company (w) that attached thereto is a true and complete copy of the Certificate of Incorporation of the Company, as in effect on the date of such certification; (x) that attached thereto is a true and complete copy of the By-Laws of such Company, as in effect on the date of such certification; (y) that attached thereto is a true and complete copy of all resolutions adopted by the Board of Directors and the Stockholders of the Company, authorizing the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby; and (z) to the incumbency and specimen signature of each officer of the Company, executing on behalf of the company this Agreement and the other agreements related hereto; and (iii) satisfactory evidence that tax good standings, waivers of state tax liens and state clearance certificates from each such jurisdiction in which the Company does Business has been applied for, and in lieu of each such certificate, the Company will provide to the Parent written evidence as to the absence of any liens of any kind on the Purchased Assets for inspection taxes, which will be certified by the Company’s Treasurer.

8.11 Release of Liens. The Company shall have obtained to the satisfaction of Parent and Buyer, the releases from creditors needed to terminate any security interests in the Purchased Assets granted by the Company.

8.12 Transfer of Purchased Assets. All of the Purchased Assets shall have been effectively sold, transferred, conveyed and assigned to Buyer in Nevada (including without limitation the electronic delivery of all software and related programs), free and clear of any and all liens, and all of the deeds, conveyances, bills of sale, certificates of title, assignments, assurances and other instruments and documents referenced in Section 1.10 shall have been executed, delivered and, if appropriate, filed or recorded. The Company shall have satisfied any and all indebtedness relating to Purchased Assets, other than the Assumed Liabilities.

ARTICLE IX

CONDITIONS TO THE OBLIGATIONS OF THE

COMPANY AND THE EQUITYHOLDERS

The obligation of the Company and the Equityholders to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction, on or prior to the Closing Date of each of the following conditions (any of which may be waived in writing by the Company and the Equityholders in their sole discretion):

9.1 Representations and Warranties True. The representations and warranties of each of the Parent and Buyer contained in this Agreement, or contained in any Schedule, certificate or other instrument or document delivered or to be delivered pursuant to this Agreement, shall be true and correct in all material respects at and as of the Closing Date as though such representations and warranties were made on and as of the Closing Date and at the Closing each of the Parent and Buyer shall have delivered to the Company and the Equityholders a certificate (with respect to Parent, signed on its behalf by its Chief Executive Officer and with respect to Buyer, signed on its behalf by its President) to that effect with respect to all such representations and warranties made by such entity.

9.2 Performance. The Parent and Buyer shall have performed and complied in all material respects with all of the obligations under this Agreement which are required to be performed or complied with by them on or prior to the Closing Date, and at the Closing the Parent and Buyer shall have delivered to the Company and the Equityholders a certificate (with respect to Parent, signed on its behalf by its Chief Executive Officer and with respect to Buyer, signed on its behalf by its President) to that effect with respect to all such obligations required to have been performed or complied with by such entity on or before the Closing Date.

9.3 Absence of Litigation. No statute, rule or regulation shall have been enacted or promulgated, and no order, decree, writ or injunction shall have been issued and shall remain in effect, by any court or governmental or regulatory body, agency or authority which restrains, enjoins or otherwise prohibits the consummation of the transactions contemplated hereby, and no action, suit or proceeding before any court or governmental or regulatory body, agency or authority shall have been instituted by any person (or instituted or threatened by any governmental or regulatory body, agency or authority) and no investigation by any governmental or regulatory body, agency or authority shall have been commenced with respect to the transactions contemplated hereby or with respect to the Parent and/or Buyer which would have a material adverse effect on the transactions contemplated hereby or is reasonably likely to result in a Parent Material Adverse Effect.

9.4 Proceedings Satisfactory. All proceedings taken in connection with the purchase and sale of the Purchased Assets, the Agreement and all documents and papers relating thereto, shall be in form and substance reasonably satisfactory to Company.

9.5 Consents. All approvals, consents, licenses, permits, orders, waivers and authorizations required to be obtained by Parent and/or Buyer in connection with the transactions contemplated by this Agreement and the sale of the Purchased Assets (including those identified on Schedule 4.3) shall have been obtained and shall be in full force and effect.

9.6 Additional Agreements. The Parent shall have executed and delivered counterparts of the Executive Employment Agreements referred to in Section 8.7(i) hereof and the Escrow Agreement referred to in Section 8.7(iii) hereof, together with counterparts signed by the Escrow Agent.

9.7 Purchase Price; Escrow Deposit.

(a) At the Closing, the Parent shall deliver and distribute the Purchase Price in accordance with Section 1.6.

(b) At Closing, Parent shall deliver to the Escrow Agent (i) the Cash Escrow at Closing by wire, and (ii) the Stock Escrow as soon as practicable after the Closing and in any event within two (2) business days after the Closing.

9.8 Supporting Documents.

(a) The Parent shall have delivered to the Company and the Equityholders (i) a certificate of the Secretary of State of the State of Delaware dated as of the Closing Date, certifying as to the corporate legal existence and good standing of Parent and Buyer, (ii) a certificate of the Secretary of the Parent and Buyer, dated the Closing Date, certifying on behalf of the Parent and Buyer (w) that attached thereto is a true and complete copy of the Certificate of Incorporation of the Parent, as in effect on the date of such certification; (x) that attached thereto is a true and complete copy of the By-Laws of Parent and Buyer as in effect on the date of such certification; (y) that attached thereto is a true and complete copy of all resolutions adopted by the Board of Directors of Parent and Buyer authorizing the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby; and (z) to the incumbency and specimen signature of each officer of the Parent executing on behalf of Parent and Buyer this Agreement and the other agreements related hereto.

ARTICLE X

TERMINATION

10.1 Termination. This Agreement may be terminated at any time prior to the Closing Date:

(a) by the written consent of the Company and the Parent;

(b) by either the Company or the Parent:

(i) if any court or governmental or regulatory agency, authority or body shall have enacted, promulgated or issued any statute, rule, regulation, ruling, writ or injunction, or taken any other action, restraining, enjoining or otherwise prohibiting the transactions contemplated hereby and all appeals and means of appeal therefrom have been exhausted; or

(ii) if the Closing Date shall not have occurred on or before June 30, 2006, provided, however, that the right to terminate this Agreement pursuant to this Section 10.1(b)(ii) shall not be available to any party whose (or whose affiliate (s)’) breach of any representation or warranty or failure to perform or comply with any obligation under this Agreement has been the cause of, or resulted in, the failure of the Closing Date to occur on or before such date; or

(iii) if there shall have been a material breach of any representation, warranty, covenant, condition or agreement on the part of the other party set forth in this Agreement which breach is incapable of cure, or if capable of cure, shall not have been cured within twenty (20) business days following receipt by the breaching party of notice of such breach.

10.2 Effect of Termination. In the event of termination of this Agreement, this Agreement shall forthwith become void and there shall be no liability on the part of any of the parties hereto or (in the case of the Company, the Parent and Buyer) their respective officers or directors, except for Sections 6.4 and 13.6, and the last sentence of Section 6.1, which shall remain in full force and effect, and except that nothing herein shall relieve any party from liability for a breach of this Agreement prior to the termination hereof.

ARTICLE XI

INDEMNIFICATION; SURVIVAL OF

REPRESENTATIONS AND WARRANTIES

11.1 Indemnity Obligations. (a) Subject to Sections 11.3 and 11.4 hereof, the Company and the Stockholders by adoption of this Agreement and approval of the transactions contemplated hereby, jointly and severally agree to indemnify and hold the Parent and Buyer (including their respective representatives and affiliates) harmless from, and to reimburse the Parent for, any Losses (as that term is hereinafter defined) directly or indirectly arising out of, based upon or resulting from (i) any inaccuracy in or breach of any representation or warranty of the Company and the Stockholders set forth in Article II of this Agreement or any Schedule or certificate delivered by the Company pursuant hereto; and (ii) any breach or nonfulfillment of, or any failure to perform, any of the covenants, agreements or undertakings of the Company which are contained in this Agreement or any agreement entered into in connection herewith including, without limitation, the covenants set forth in Article VII of this Agreement. For purposes of this Agreement, the term “Losses” shall mean any and all losses, damages, deficiencies, liabilities, obligations, actions, claims, suits, proceedings, demands, assessments, judgments, recoveries, fees, diminution in value, costs and expenses (including, without limitation, all out-of-pocket expenses, reasonable investigation expenses and reasonable fees and disbursements of accountants and counsel) of any nature whatsoever.

(b) Subject to Sections 11.3 and 11.4 hereof, the Company and the Stockholders by adoption of this Agreement and approval of the transactions contemplated hereby, the Company jointly and severally with respect to each of the Stockholders and the Stockholders severally and not jointly agree to indemnify and hold the Parent and Buyer (including their respective representatives and affiliates) harmless from, and to reimburse the Parent for, any Losses arising out of, based upon or resulting from (i) any inaccuracy in or breach of any representation or warranty of the respective Stockholder set forth in Article III of this Agreement, or any Schedule or certificate delivered by the respective Stockholder pursuant hereto or thereto; or (ii) any breach or nonfulfillment of, or any failure to perform, any of the covenants, agreements or undertakings of the respective Stockholder which are contained in this Agreement or any agreement entered into in connection herewith, including, without limitation, the covenants set forth in Article VII of this Agreement.

11.2 Notification of Claims.

(a) Subject to the provisions of Section 11.3 below, in the event of the occurrence of an event pursuant to which the Parent shall seek indemnity pursuant to Section 11.1, the Parent shall provide the Company and the Stockholders with prompt written notice (a “Claim Notice”) of such event and shall otherwise promptly make available to the Company and the Stockholders, all relevant information which is material to the claim and which is in the possession of the indemnified party. Parent’s failure to give a timely Claims Notice or to promptly furnish the Company and the Stockholders, with any relevant data and documents in connection with any Third-Party Claim (as that term is hereinafter defined) shall not constitute a defense (in part or in whole) to any claim for indemnification by such party, except and only to the extent that such failure shall result in any prejudice to the indemnified party.

(b) The Company and the Stockholders shall have the right to elect to join in, through counsel of its choosing reasonably acceptable to Parent, the defense, settlement, adjustment or compromise of any claim of any third party (a “Third Party Claim”) for which indemnification will be sought by the Parent; provided, however, that Parent shall control such defense, settlement, adjustment or compromise. The expense of any such defense, settlement, adjustment or compromise, including Parent’s counsel and any counsel chosen by the Company and the Stockholders shall be borne by the Company and the Stockholders (including from the Escrow Deposit). Parent shall have the right to settle any such Third Party Claim; provided, however, that Parent may not effect the settlement, adjustment or compromise of any such Third Party Claim without the written consent of the Company and the Stockholders, which consent shall not be unreasonably withheld, delayed or conditioned.

(c) Notwithstanding the other provisions of this Section 11.2, if a third party asserts (other than by means of a lawsuit) that Parent and/or Buyer is liable to such third party for a monetary or other obligation for which Parent and/or Buyer expects to seek indemnification pursuant to this Article XI, and Parent and/or Buyer reasonably determines that it has a valid business reason to fulfill such obligation, then (i) Parent and/or Buyer shall be entitled to satisfy such obligation, without prior notice to or consent from the Company or the Stockholders, (ii) Parent and/or Buyer may subsequently make a claim for indemnification in accordance with the provisions of this Article XI, and (iii) Parent and/or Buyer shall be reimbursed, in accordance with the provisions of this Article XI, for any such Losses for which it is entitled to indemnification pursuant to this Article XI (subject to the right of the Seller to dispute the Parent’s and/or Buyer’s entitlement to indemnification, or the amount for which it is entitled to indemnification, under the terms of this Article XI).

11.3 Duration. All representations and warranties set forth in this Agreement and any Schedules or certificates delivered pursuant hereto or thereto, and all covenants, agreements and undertakings of the parties contained in or made pursuant to this Agreement and any Schedules or certificates delivered pursuant hereto or thereto, and the rights of the parties to seek indemnification with respect thereto (all of the foregoing collectively, the “Indemnifiable Matters”), shall survive the Closing but, except in respect of any claims for indemnification as to which a Claim Notice shall have been duly given prior to the Escrow Release Date (as defined below) and also as provided in the immediately following sentence, all Indemnifiable Matters shall expire on the one (1) year anniversary of the Closing Date (the “Escrow Release Date”). Notwithstanding the foregoing, (a) Indemnifiable Matters arising from breaches of the covenants contained in Article VII shall survive the Closing Date until the two (2) year anniversary of the Closing Date; (b) Indemnifiable Matters arising from breaches of the representations and warranties set forth in Sections 2.1, 2.2, 2.3, 2.4, 2.14 and Article III, shall each survive the Closing Date until the three (3) year anniversary of the Closing Date; (c) Indemnifiable Matters arising from breaches of the representation and warranties set forth in Section 2.11 shall survive the Closing Date until the four (4) year anniversary of the Closing Date (the “Section 2.11 Indemnifiable Matters”); and (d) Indemnifiable Matters arising from breaches of the representations and warranties set forth in Section 2.9 and the covenant contained in Section 6.6 shall survive the Closing Date until the six (6) year anniversary of the Closing Date (all such obligations in (a), (b) and (d), collectively, the “Excluded Obligations”). Notwithstanding the foregoing, claims for breaches of the representations and warranties relating to or arising from fraud shall be independent of, and shall not be limited by, the Agreement and shall survive the Closing Date indefinitely.

11.4 Escrow. The Escrow Deposit shall be held by the Escrow Agent for a period ending on the Escrow Release Date, except the Escrow Deposit may be withheld after the Escrow Release Date for so long as is reasonably necessary to satisfy claims for indemnification which are the subject to a Claims Notice delivered prior to the Escrow Release Date. The Escrow Deposit shall be held and disbursed by the Escrow Agent in accordance with an Escrow Agreement. If the Closing occurs, Parent and Buyer agree that the right to indemnification pursuant to this Article XI shall constitute Parent’s and Buyer’s sole and exclusive remedy and recourse against the Company and Stockholders for Losses attributable to any Indemnifiable Matters. Except with respect to the Excluded Obligations, Section 2.11 Indemnifiable Matters or as otherwise provided in Section 6.11, the maximum aggregate liability of the Company and the Stockholders collectively shall be limited to the Escrow Deposit and of any Stockholder individually shall be limited to such Stockholder’s Pro Rata Portion (as defined below) of the Escrow Deposit and the maximum aggregate liability of the Company and the Stockholders collectively for the Excluded Obligations (other than the Section 2.11 Indemnifiable Matters) shall be limited to the Purchase Price and of any Stockholder individually for the Excluded Obligations (other than the Section 2.11 Indemnifiable Matters) shall be limited to such Stockholder’s Pro Rata Portion of the Losses up to the aggregate amount of the Purchase Price which such Stockholder is entitled. The maximum aggregate liability of the Stockholders for the Section 2.11 Indemnifiable Matters shall be limited as follows: (a) for Section 2.11 Indemnifiable Matters arising during the period beginning on the Closing Date and continuing until the one (1) year anniversary of the Closing Date, the maximum liability of each Stockholder shall be limited to such Stockholder’s Pro Rata Portion of $6,500,000, (b) for Section 2.11 Indemnifiable Matters arising during the period beginning on the day after the one (1) year anniversary of the Closing Date and continuing until the two (2) year anniversary of the Closing Date, the maximum liability of each Stockholder shall be limited to such Stockholder’s Pro Rata Portion of $4,550,000, (c) for Section 2.11 Indemnifiable Matters arising during the period beginning on the day after the two (2) year anniversary of the Closing Date and continuing until the three (3) year anniversary of the Closing Date, the maximum liability of each Stockholder shall be limited to such Stockholder’s Pro Rata Portion of $2,600,000, and (iv) for Section 2.11 Indemnifiable Matters arising during the period beginning on the day after the three (3) year anniversary of the Closing Date and continuing until the four (4) year anniversary of the Closing Date, the maximum liability of each Stockholder shall be limited to such Stockholder’s Pro Rata Portion of $1,300,000. For the purposes of this Agreement, “Pro Rata Portion” of a Stockholder as to any Losses or as to the Escrow Deposit shall be equal to the percentage of the Purchase Price to which such Stockholder is entitled as set forth on Schedule 1.5. Any Losses payable pursuant to this Section 11.4 from the Escrow Deposit shall be paid from the Cash Escrow and the Stock Escrow as set forth in the Escrow Agreement. Notwithstanding anything to the contrary above, all Losses with respect to any Section 2.11 Indemnifiable Matters shall be included for purposes of determining whether the maximum liability limits set forth above have been reached.

11.5 Registration Rights. The provisions of Section 12.5 hereof and not this Article XI shall govern any claim for indemnification pursuant to Article XII.

11.6 Limitations. Notwithstanding anything to the contrary contained herein, neither the Company nor the Stockholders shall have any liability for indemnification pursuant to this Article XI for Indemnifiable Matters arising from breaches of any representations and warranties set forth in Article II until the aggregate Losses are in excess of $50,000, at which point the Company and the Stockholders shall be liable for the full amount of all Losses above such amount. Notwithstanding anything to the contrary set forth in this Agreement, the amount of any Losses the indemnified persons shall be entitled to recover pursuant to the indemnification obligations set forth in Section 11.1 hereof shall be offset, on a dollar-for-dollar basis, against any Tax benefits realizable from such Losses. Harniman shall have no indemnification obligations under this Article XI.

11.7 No Contribution. The Company and the Stockholders hereby waive, acknowledge and agree that the Company and the Stockholders shall not have and shall not exercise or assert (or attempt to exercise or assert), any right of contribution or right of indemnity against the Parent or Buyer in connection with any indemnification payments which the Company or the Stockholders are required to make under this Article XI. Nothing in this Article XI shall limit a Stockholder’s right of contribution or right of indemnity from another Stockholder.

11.8 Treatment of Indemnity Payments. All payments made pursuant to this Article XI pertaining to any indemnification obligations shall be treated as adjustments to the Purchase Price for Tax purposes and such agreed treatment shall govern for purposes of this Agreement, unless otherwise required by law.

ARTICLE XII

REGISTRATION RIGHTS

12.1 Registrable Shares. For purposes of this Agreement, “Registrable Shares” shall mean the shares of Parent Common Stock issued as the Equity Consideration and Restricted Equity Consideration.

12.2 Required Registration. Parent shall use best efforts to promptly prepare and file with the SEC a registration statement on Form S-3 under the Securities Act with respect to the resale of the Registrable Shares (the “Registration Statement”) no later than thirty (30) days following the Closing and shall use reasonable best efforts to effect all such registrations, qualifications and compliances (including, without limitation, obtaining appropriate qualifications under applicable state securities or “blue sky” laws and compliance with any other applicable governmental requirements or regulations) as the Equityholders may reasonably request and that would permit or facilitate the sale of Registrable Shares (provided however that

Parent shall not be required in connection therewith to qualify to do business or to file a general consent to service of process in any such state or jurisdiction).

12.3 Effectiveness; Suspension Right.

(a) Parent will use its best efforts to cause the Registration Statement to become effective under the Securities Act (including without limitation the filing of any amendments or other documents necessary for such effectiveness) and to maintain the effectiveness of the Registration Statement and other applicable registrations, qualifications and compliances until one (1) year from the Closing Date (collectively, the “Registration Effective Period”), and from time to time will amend or supplement the Registration Statement and the prospectus contained therein as and to the extent necessary to comply with the Securities Act, the Exchange Act and any applicable state securities statute or regulation, subject to the following limitations and qualifications.

(b) Following such date as the Registration Statement is first declared effective, the Equityholders will be permitted to offer and sell the Registrable Shares registered therein during the Registration Effective Period in the manner described in the Registration Statement provided that the Registration Statement remains effective and has not been suspended and provided further that with respect to the Restricted Equity Consideration, only Registrable Shares that shall have “vested” pursuant to Section 6.8 hereof may be offered and sold.

(c) Notwithstanding any other provision of this Article XII, Parent shall have the right at any time to require that the Equityholders suspend further open market offers and sales of Registrable Shares pursuant to the Registration Statement whenever, and for so long as, in the reasonable judgment of the Board of Directors of Parent, upon written advice of counsel, there is in existence material undisclosed information or events with respect to Parent (the “Suspension Right”). In the event Parent exercises the Suspension Right, such suspension will continue for the period of time reasonably necessary for disclosure to occur at the earliest time that such disclosure would not have a material adverse effect on Parent, as determined in good faith by Parent after consultation with counsel. Parent will promptly give the Equityholders written notice of any such suspension and will use its best efforts to minimize the length of the suspension. Further, in the event of any such suspension, the number of days in which open market offers and sales shall be suspended shall be added to the Registration Effective Period.

12.4 Expenses. The costs and expenses to be borne by Parent for purposes of this Article XII shall include, without limitation, printing expenses (including a reasonable number of prospectuses for circulation by the Equityholders), legal fees and disbursements of counsel for Parent, “blue sky” expenses, accounting fees and filing fees, but shall not include underwriting commissions or similar charges, legal fees (if any) and disbursements of counsel for the Equityholders.

12.5 Indemnification.

(a) To the extent permitted by law, Parent will indemnify and hold harmless the Equityholders, any underwriter (as defined in the Securities Act) for the Equityholders, its officers, directors, Equityholders or partners and each person, if any, who controls the Equityholders or underwriter within the meaning of the Securities Act or the Exchange Act, against any losses, claims, damages, or liabilities (joint or several) to which they may become subject under the Securities Act, the Exchange Act or other federal or state law, insofar as such losses, claims, damages, or liabilities (or actions in respect thereof) arise out of or are based upon any of the following statements, omissions or violations (collectively a “Violation”): (A) any untrue statement or alleged untrue statement of a material fact contained or incorporated by reference in the Registration Statement, including any preliminary prospectus or final prospectus contained therein or any amendments or supplements thereto, (B) the omission or alleged omission to state or incorporate by reference therein a material fact required to be stated or incorporated by reference therein, or necessary to make the statements included or incorporated by reference therein not misleading, or (C) any violation or alleged violation by Parent of the Securities Act, the Exchange Act, any state securities law or any rule or regulation promulgated under the Securities Act, the Exchange Act or any state securities law; and Parent will pay to such Equityholders, underwriter or controlling person, any legal or other expenses reasonably incurred by them in connection with investigating or defending any such loss, claim, damage, liability, or action; provided, however, that the indemnity agreement contained in this Section 12.5(a) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability, or action if such settlement is effected without the consent of Parent (which consent may not be unreasonably withheld); nor shall Parent be liable in any such case for any such loss, claim, damage, liability, or action to the extent that it arises out of or is based upon (i) a Violation which occurs in reliance upon and in conformity with written information furnished by such Equityholders expressly for use in the Registration Statement, or (ii) a Violation that would not have occurred if the Equityholders had delivered to the purchaser the version of the Prospectus most recently provided by Parent to the Equityholders as of a date prior to such sale.

(b) To the extent permitted by law, each Equityholder will indemnify and hold harmless Parent, each of its directors, each of its officers who has signed the Registration Statement, each person, if any, who controls Parent within the meaning of the Securities Act, any underwriter, and any controlling person of any such underwriter, against any losses, claims, damages, or liabilities (joint or several) to which any of the foregoing persons may become subject, under the Securities Act, the Exchange Act or other federal or state law, insofar as, and only to the extent that, such losses, claims, damages, or liabilities (or actions in respect thereto) arise out of or are based upon any Violation (which includes without limitation the failure of such Equityholder to comply with the prospectus delivery requirements under the Securities Act, and the failure of such Equityholder to deliver the most current prospectus provided by Parent prior to the date of such sale), in each case to the extent (and only to the extent) that such Violation occurs in reliance upon and in conformity with written information furnished by such Equityholder expressly for use in the Registration Statement or such Violation is caused by such Equityholder’s failure to deliver to the purchaser of such Equityholder’s Registrable Shares a prospectus (or amendment or supplement thereto) that had been made available to the Equityholders by Parent prior to the date of the sale; and such Equityholder will pay any legal or other expenses reasonably incurred by any person intended to be indemnified pursuant to this

Section 12.5(b) in connection with investigating or defending any such loss, claim, damage, liability, or action; provided, however, that the indemnity agreement contained in this Section 12.5(b) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of such Equityholder, which consent shall not be unreasonably withheld. The aggregate indemnification and contribution liability of such Equityholder under this Section 12.5(b) shall not exceed the net proceeds received by such Equityholder in connection with sale of shares pursuant to the Registration Statement.

(c) Each person entitled to indemnification under this Section 12.5 (the “Indemnified Party”) shall give notice to the party required to provide indemnification (the “Indemnifying Party”) promptly after such Indemnified Party has actual knowledge of any claim as to which indemnity may be sought and shall permit the Indemnifying Party to assume the defense of any such claim and any litigation resulting therefrom, provided that counsel for the Indemnifying Party who conducts the defense of such claim or any litigation resulting therefrom shall be approved by the Indemnified Party (whose approval shall not unreasonably be withheld), and the Indemnified Party may participate in such defense at such party’s expense, and provided further that the failure of any Indemnified Party to give notice as provided herein shall not relieve the Indemnifying Party of its obligations under this Section 12.5 unless the Indemnifying Party is materially prejudiced thereby. No Indemnifying Party, in the defense of any such claim or litigation, shall (except with the consent of each Indemnified Party) consent to entry of any judgment or enter into any settlement that does not include as an unconditional term thereof the giving by the claimant or plaintiff to such Indemnified Party of a release from all liability in respect to such claim or litigation. Each Indemnified Party shall furnish such information regarding itself or the claim in question as an Indemnifying Party may reasonably request in writing and as shall be reasonably required in connection with the defense of such claim and litigation resulting therefrom.

(d) To the extent that the indemnification provided for in this Section 12.5 is held by a court of competent jurisdiction to be unavailable to an Indemnified Party with respect to any loss, liability, claim, damage or expense referred to herein, then the Indemnifying Party, in lieu of indemnifying such Indemnified Party hereunder, shall contribute to the amount paid or payable by such Indemnified Party as a result of such loss, liability, claim, damage or expense in such proportion as is appropriate to reflect the relative fault of the Indemnifying Party on the one had and of the Indemnified Party on the other in connection with the statements or omissions which resulted in such loss, liability, claim, damage or expense, as well as any other relevant equitable considerations. The relative fault of the Indemnifying Party and of the Indemnified Party shall be determined by reference to, among other things, whether the untrue of alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by the Indemnifying Party or by the Indemnified Party and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission.

12.6 Procedures for Sale of Shares Under Registration Statement.

(a) Notice and Approval. If a Equityholder shall propose to sell (which may include an intent to sell an aggregate number of shares over a thirty (30) day period) Registrable Shares pursuant to the Registration Statement, he, she or it shall notify Parent via any reasonable written means (including via e-mail) of its intent to do so (including the proposed manner of all sales) at least one (1) full trading day prior to such sale, and the provision of such notice to Parent shall conclusively be deemed to reestablish and reconfirm an agreement by such Equityholder to comply with the registration provisions set forth in this Agreement. Unless otherwise specified in such notice, such notice shall be deemed to constitute a representation that any information previously supplied by such Equityholder expressly for inclusion in the Registration Statement (as the same may have been superseded by subsequent such information) is accurate as of the date of such notice. At any time within such one (1) trading-day period, Parent may refuse to permit such Equityholder to resell any Registrable Shares pursuant to the Registration Statement; provided, however, that in order to exercise this right, Parent must deliver a certificate in writing to such Equityholder prior to the expiration of the one (1) trading day waiting period to the effect that a delay in such sale is necessary because a sale pursuant to the Registration Statement in its then-current form without the addition of material, non-public information about Parent, could constitute a violation of the federal securities laws. If Parent does not refuse to permit such Equityholder to resell any Registrable Shares as provided above, then such Equityholder shall have the right to sell without further notice to Parent any or all of the shares identified in his notice to Parent within the time period identified in such notice (provided that such time period identified may not exceed 30 days from the date of the notice).

(b) Delivery of Prospectus. For any offer or sale of any of the Registrable Shares by a Equityholder in a transaction that is not exempt under the Securities Act, such Equityholder, in addition to complying with any other federal securities laws, shall deliver a copy of the final prospectus (or amendment of or supplement to such prospectus) of Parent covering the Registrable Shares in the form furnished to the Equityholders by Parent to the purchaser of any of the Registrable Shares on or before the settlement date for the purchase of such Registrable Shares.

(c) Copies of Prospectuses. Subject to the provisions of this Section 12.6, when a Equityholder is entitled to sell and gives notice of its intent to sell Registrable Shares pursuant to the Registration Statement, Parent shall, within two (2) trading days following the request, furnish to such Equityholder a reasonable number of copies of a supplement to or in amendment of such prospectus as may be necessary so that, as thereafter delivered to the purchasers of such Registrable Shares, such prospectus shall not as of the date of delivery to such Equityholder include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statement therein not misleading or incomplete in the light of the circumstances then existing.

ARTICLE XIII

MISCELLANEOUS PROVISIONS

13.1 Amendment. This Agreement may be amended by a written instrument signed by Parent and a majority in interest of the Stockholders (such majority in interest to be determined in accordance with the pro rata amounts of the Purchase Price as set forth on Schedule 1.5 hereto), except that any amendment that disproportionately affects one Stockholder shall require the consent of such Stockholder.

13.2 Waiver of Compliance. Except as otherwise provided in this Agreement, any failure of any of the parties to comply with any obligation, covenant or agreement contained herein may be waived only by a written notice from the party or parties entitled to the benefits thereof. No failure by any party hereto to exercise, and no delay in exercising, any right hereunder, shall operate as a waiver thereof, nor shall any single or partial exercise of any right hereunder preclude any other or future exercise of that right by that party.

13.3 Notices. All notices and other communications hereunder shall be deemed given if given in writing and delivered personally, by registered or certified mail, return receipt requested, postage prepaid, or by overnight courier to the party to receive the same at its respective address set forth below (or at such other address as may from time to time be designated by such party to the others in accordance with this Section 13.3):

(a)	if to the Company or the Equityholders to:

Open List, Inc.

20 Marshall Street

Suite 305

Norwalk CT 06854

with copies to:

Sullivan & Worcester LLP

One Post Office Square

Boston, MA 02109

Attention: Miguel J. Vega, Esq.

(b)	If to the Stockholder Representative to:

Brad Gerstner

One International Place, #2401

Boston, MA 02110

with copies to:

Sullivan & Worcester LLP

One Post Office Square

Boston, MA 02109

Attention: Miguel J. Vega, Esq.

(c)	if to the Parent or Buyer, to:

Marchex, Inc.

413 Pine Street, Suite 500

Seattle, WA 98101

Attention: Ethan A. Caldwell, General Counsel

with copies to:

DLA Piper Rudnick Gray Cary US LLP

33 Arch Street, 26th Floor

Boston, MA 02110

Attention: Francis J. Feeney, Jr., Esq.

All such notices and communications hereunder shall be deemed given when received, as evidenced by the signed acknowledgment of receipt of the person to whom such notice or communication shall have been personally delivered, the acknowledgment of receipt returned to the sender by the applicable postal authorities or the confirmation of delivery rendered by the applicable overnight courier service.

13.4 Binding Effect; Assignment. This Agreement, and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. Neither this Agreement nor any rights, duties or obligations hereunder shall be assigned by any party hereto without the prior written consent of the other parties hereto, except by Parent to any successor to its business or to any affiliate as long as Parent remains ultimately liable for all of Parent’s obligations hereunder.

13.5 No Third Party Beneficiaries. Neither this Agreement or any provision hereof nor any Schedule, certificate or other instrument delivered pursuant hereto, nor any agreement to be entered into pursuant hereto or any provision hereof, is intended to create any right, claim or remedy in favor of any person or entity, other than the parties hereto and their respective successors and permitted assigns and any other parties indemnified under Article XI.

13.6 Public Announcements. Promptly after the date of execution hereof and the Closing Date, the Parent shall issue a press release in such form as reasonably acceptable to the Company and none of the parties hereto shall, except as agreed by the Parent and the Company, or except as may be required by law or applicable regulatory authority (including without limitation the rules applicable to Nasdaq National Market companies), issue any other reports, releases, announcements or other statements to the public relating to the transactions contemplated hereby.

13.7 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

13.8 Headings. The article and section headings contained in this Agreement are solely for convenience of reference, are not part of the agreement of the parties and shall not be used in construing this Agreement or in any way affect the meaning or interpretation of this Agreement.

13.9 Entire Agreement. This Agreement, and the Schedules, certificates and other instruments and documents delivered pursuant hereto, together with the other agreements referred to herein and to be entered into pursuant hereto, embody the entire agreement of the parties hereto in respect of, and there are no other agreements or understandings, written or oral, among the parties relating to the subject matter hereof, other than the nondisclosure agreement entered into between the Parent and the Company dated March 21, 2006, as amended (the “NDA Agreement”). This Agreement supercedes all other prior agreements and understandings, written or oral, between the parties with respect to such subject matter, other than the NDA Agreement (subject to the disclosure requirements of any applicable laws and/or governmental regulations).

13.10 Governing Law. The parties hereby agree that this Agreement, and the respective rights, duties and obligations of the parties hereunder, shall be governed by and construed in accordance with the General Corporation Law of the State of Delaware as to matters within the scope thereof and, as to all other matters, shall be governed by and construed with the laws of the State of Washington, without giving effect to principles of conflicts of law thereunder. Each of the parties hereby (i) irrevocably consents and agrees that any legal or equitable action or proceeding arising under or in connection with this Agreement shall be brought exclusively in the federal or state courts sitting in Seattle, Washington and any court to which an appeal may be taken in any such litigation, and (ii) by execution and delivery of this Agreement, irrevocably submits to and accepts, with respect to any such action or proceeding, for itself and in respect of its properties and assets, generally and unconditionally, the jurisdiction of the aforesaid courts, and irrevocably waives any and all rights such party may now or hereafter have to object to such jurisdiction.

13.11 Severability. In the event that any clause or portion of this Agreement shall be held to be invalid, illegal, unenforceable, or in violation of any law or public policy, such a finding shall not affect the balance of the terms contained herein, and the parties shall be charged with the responsibility of continuing to carry out the terms and conditions of this Agreement in a manner consistent therewith. Moreover, if one or more of the provisions contained in this Agreement shall for any reason be held to be excessively broad as to scope, activity or subject or otherwise unreasonable so as to be unenforceable at law, such provision or provisions shall be construed by the appropriate judicial body by limiting and reducing it or them, so as to be enforceable to the maximum extent compatible with the applicable law as it shall then appear.

13.12 Specific Performance. In addition to any and all other remedies that may be available at law in the event of any breach of this Agreement, the parties hereto shall be entitled to specific performance of the agreements and obligations hereunder and to such other injunctive or other equitable relief as may be granted by a court of competent jurisdiction, without the necessity of posting a bond or proving actual damages.

13.13 Waiver of Jury Trial. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY AND ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT, OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF ANY PARTY HERETO IN NEGOTIATION, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT HEREOF.

[Remainder of Page Intentionally Left Blank]

COUNTERPART SIGNATURE PAGE

TO ASSET PURCHASE AGREEMENT

IN WITNESS WHEREOF, the parties named below have caused this Agreement to be duly executed and delivered as an instrument under seal as of the date first above written.

PARENT:

MARCHEX, INC.

By:	/s/ Russell C. Horowitz
	Name:	Russell C. Horowitz
	Title:	Chief Executive Officer

BUYER:

MDNH, INC.

By:	/s/ Jay Bean
	Name:	Jay Bean
	Title:	President

SELLER:

OPEN LIST, INC.

By:	/s/ Brian Harniman
	Name:	Brian Harniman
	Title:	Chief Executive Officer

EQUITYHOLDERS:

/s/ Matthew Berk
Matthew Berk

/s/ Brian Harniman
Brian Harniman

/s/ Brad Gerstner
Brad Gerstner

/s/ Bejul Somaia
Bejul Somaia

/s/ Brad Berk
Brad Berk

/s/ William Gerstner
William Gerstner

STOCKHOLDER REPRESENTATIVE:

/s/ Brad Gerstner
Name: Brad Gerstner